Exhibit 99 II-1(r)

DATED                       2006

(1)  THE SHAREHOLDERS OF QNOSTICS LIMITED

(whose details are set out in Schedule 1)

(2)  BRITISH BIOCELL INTERNATIONAL LIMITED

(3)  BBI HOLDINGS PLC

SHARE PURCHASE AGREEMENT

relating to

the acquisition of the entire issued share capital of

QNOSTICS LIMITED

Berry Smith

Haywood House

Dumfries Place

Cardiff

CF10 3GA

Dated : 17.7.06

BS – V4

THIS AGREEMENT is dated

PARTIES

(1)           THOSE PERSONS whose names and addresses are set out in Schedule 1 (the Sellers)

(2)           BRITISH BIOCELL INTERNATIONAL LIMITED, (registered number 02075749) whose registered office is at Golden Gate, Ty Glas Avenue, Cardiff, CF4 5DX (the Buyer); and

(3)           BBI HOLDINGS PLC (registered number: 3898291) whose registered office is at Golden Gate, Ty Glas Avenue, Cardiff, CF4 5DX (Holdings);

BACKGROUND

(A)          Qnostics Limited (Company), a company registered in Scotland with number SC257629, has at the date of this agreement an authorised share capital of £1000 divided into 1000 Ordinary Shares of £1 each all of which are issued and fully paid or credited as fully paid and are owned by the Sellers in the proportions shown opposite their respective names in column (2) of Schedule 1.

(B)           The Sellers have agreed to sell the Shares to the Buyer and the Buyer has agreed to purchase the Shares in reliance (inter alia) upon the representations, warranties and undertakings in this agreement, for the consideration and otherwise upon and subject to the terms and conditions of this agreement.

(C)           Holdings has agreed to join in this agreement for the purposes set out in this agreement.

AGREED TERMS

1.             Definitions and interpretation

1.1           In this agreement the following words and expressions have the meanings set opposite them:

Accounts:

the audited balance sheet as at the Balance Sheet Date and the audited profit and loss account for each of the last three accounting reference periods ended on the Balance Sheet Date of the Company and the notes, reports, statements and other documents which are or would be required by law to be annexed to the Accounts of the Company and to be sent or made available to members for such Financial Year, a copy of each of which has been initialled by or on behalf of each of the parties for the purpose of identification;

Accounting Standards:	statements of standard accounting practice (including financial reporting standards) adopted or issued by the ASB;

Additional Consideration:	the amounts payable in accordance with the provisions of clause 5.1 of this Agreement;

Additional Consideration
Issue Price:	means the average Closing Price on the last three Business Days immediately proceeding the date of the allotment of the tranche of Additional Consideration Subscription Shares concerned;

Additional Consideration
Subscription Shares:	the ordinary shares of 2.5p each in the capita of Holdings to be issued to the Sellers as part of any Additional Consideration payable;

ASB:	Accounting Standards Board Limited (no. 2526824) or such other body prescribed by the Secretary of State from time to time pursuant to section 256, CA 85;

Affiliate:	in relation to any body corporate, any Holding Company undertaking of such body corporate or any subsidiary undertaking of a Holding Company of such body corporate;

Agreement:	this agreement including its recitals and the Schedules but not the Tax Deed;

Alternative Investment
Market:	the Alternative Investment Market of the London Stock Exchange;

Balance Sheet Date:	31st December 2005;

Business:	the businesses of the Company at the date hereof;

Business Day:	a day (other than a Saturday or Sunday) when banks are open for business in London;

Buyer’s Accountants:	Deloittes of Blenheim House, Fitzalan Court, Newport Road, Cardiff, CF24 OTS;

Buyer’s Group:	the Buyer and its Affiliates;

Buyer’s Solicitors:	Berry Smith of Haywood House, Dumfries Place, Cardiff, CF10 3GA;

CA 85:	Companies Act 1985;

CAA:	Capital Allowances Act 2001;

Claim:	any claim by the Buyer in connection with the Warranties;

Closing Price:

the closing selling price of an ordinary share of 2.5p in the capital of Holdings on the Alternative Investment Market as derived from the Alternative Investment Market Appendix of the Daily Official List;

Companies Acts:	as defined in section 744, CA 85 together with the Companies Act 1989;

Competent Authority:	any person or legal entity (including any government or government agency) having enforcement powers and/or regulatory authority under Environmental Laws and/or any court of law or tribunal;

Completion:	completion of the sale and purchase of the Shares pursuant to this agreement;

Confidential Information:	all information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this agreement and which relates to:

(i) the Company;
(ii) any aspect of the Business;
(iii) the provisions of this agreement;
(iv) the negotiations relating to this agreement;
(v) the subject matter of this agreement; or
(vi) the Buyer.

Connected Person:	a person connected with any of the Sellers or the Directors (or any former director of the Company) within the meaning of section 839, TA 88;

Consideration	the Initial Consideration and (if any) the Additional Consideration;

Copyright:

copyright, design rights, topography rights and database rights whether registered or unregistered (including any applications for registration of any such thing) and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or of any other jurisdiction;

Directors:	the directors of the Company named in Schedule 3;

Disclosed:	accurately and fairly disclosed by the Disclosure Documents and by the general disclosures specifically referred to in the

Disclosure Letter and “Disclosure” shall be construed accordingly;

Disclosure Documents:

the Disclosure Letter and the two identical bundles of documents collated by or on behalf of the Sellers, the outside covers of each of which have been signed for identification by or on behalf of the Sellers and the Buyer;

Disclosure Letter:	the letter described as such of even date herewith addressed by the Sellers to the Buyer;

Employee	those persons employed by the Company as at the date hereof listed in the Disclosure Letter;

Encumbrance:

any (other than by virtue of this agreement) interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

Environment:

any and all organisms (including man), ecosystems, property and the following media: air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water);

Environmental agreements:

any and all leases or licences or other agreements which are binding upon the Company but only to the extent that they relate, either wholly or in part, to the protection of the Environment, and/or the;

Environmental Laws:

any and all laws, whether civil, criminal or administrative which have as a purpose or effect the protection of the Environment, and/or the mitigation, abatement, containment or prevention of Harm and/or the carrying out of Remediation Action and/or the provision of remedies in respect of Harm applicable to the Company, including European Community or European Union regulations, directives, decisions and recommendations; statutes and subordinate legislation; regulations, orders, ordinances; Permits, codes of practice, circulars, guidance notes and the like; common law, local laws and bye-laws; judgments, notices, orders, directions, instructions or awards of any Competent Authority;

Environmental Liability:	liability (including liability in respect of Remediation Action) on the part of the Company and/or any of its directors or officers under Environmental Laws;

ERA:	Employment Rights Act 1996;

Event:	any payment, transaction, act, omission or occurrence of whatever nature whether or not the Company or the Buyer is a party thereto and including:

(a) the execution of this agreement and completion of the sale of the Shares to the Buyer; and

(b) the death of any person;

and references to an Event occurring on or before Completion shall include an Event deemed, pursuant to any Taxation Statute, to occur or be treated or regarded as occurring on or before Completion;

FA:	Finance Act;

Financial Year:	a financial year within the meaning ascribed to such expression by section 223, CA 85;

GAAP:

Accounting Standards, the legal principles set out in Schedules 4 and 4A to CA 85, rulings and abstracts of the Urgent Issues Task Force of the ASB and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the ASB;

Hardware:	any and all computer, telecommunications and network equipment;

Harm:	harm or damage to or other interference with the Environment;

Hazardous Matter:	any and all matter (whether alone or in combination with other matter) including electricity, heat, vibration, noise or other radiation which may cause Harm;

Holding Company:	a holding company within the meaning ascribed to such expression by sections 736 and 736A, CA 85;

Initial Cash Consideration	the sum of £163,500 payable in accordance with clause 4.1;

Initial Consideration	the Initial Consideration payable for the Shares as set out in clause 4 comprising the Initial Cash Consideration and the Subscription Shares;

Intellectual Property:	Patent Rights, Know How, Copyright (including rights in Software), Trade Marks and IP Materials;

Issue Price	the average Closing Price on the last three Business Days immediately preceding the date of allotment of the Subscription Shares.

IT Contracts:

any agreements, arrangements or licences with third parties relating to IT Systems or IT Services, including all hire purchase contracts or leases of Hardware owned or used by the Company, licences of Software owned or used by the Company and other IT procurement;

IT Services:

any services relating to the IT Systems or to any other aspect of the Company’s data processing or data transfer requirements, including facilities management, bureau services, hardware maintenance, software development or support, consultancy, source code deposit, recovery and network services;

IT Systems:	Hardware and/or Software owned or used by the Company;

ITA:	Inheritance Tax Act 1984;

Know-How:

trade secrets and confidential business information including details of supply arrangements, customer lists and pricing policy; sales targets, sales statistics, market share statistics, marketing surveys and reports; marketing research; unpatented technical and other information including inventions, discoveries, processes and procedures, ideas, concepts, formulae, specifications, procedures for experiments and tests and results of experimentation and testing; information comprised in Software; together with all common law or statutory rights protecting the same including by any action for breach of confidence and any similar or analogous rights to any of the foregoing whether arising or granted under the laws of Scotland or any other jurisdiction;

Lease:	the lease entered into by the Company in respect of the Property as Disclosed

Legal and Beneficial Title:	full and unrestricted title with the benefit of quiet possession and free from lawful interruption and disturbance;

Losses:	actions, proceedings, losses, damages, liabilities, claims, costs and expenses including fines, penalties, clean-up costs, legal and other professional fees;

Management Sellers:	Paul Sidney Wallace together with James Owen Reid and Karen Reid trading as Chimera Bio;

Other Properties:	any property (other than the Properties) previously owned, operated, occupied by the Company undertakings at any time before Completion;

Patent Rights:

patent applications or patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition including any divisions, renewals, continuations, refilings, confirmations-in-part, substitutions, registrations, confirmations, additions, extensions or reissues thereof and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or any other jurisdiction;

Pension Schemes:

agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement for the benefit of any present or former director, officer or employee of the Company or for the benefit of the dependants of any such persons;

Permits:	any and all licences, consents, permits, authorisations, or the like, made or issued pursuant to or under, or required under Environmental Laws;

Proceedings:	any proceeding, suit or action arising out of or in connection with this agreement;

Property:	the property of which short particulars are set out in Schedule 2 which is occupied by the Company under terms of the Lease;

QCMD Contract

means the Asset Acquisition and Service Level Agreement between QCMD and the Company dated 28 September 2004 and Letter of Variation from QCMD to the Company dated 18 November 2004 details of which have been Disclosed;

Qnostics Pension Plan	the Qnostics Limited Group Personal Pension Scheme with Scottish Widows as Disclosed;

Remediation Action:	(i) preventing, limiting, removing, remediating, cleaning-up, abating or containing the presence or effect of any Hazardous Matter in the Environment; or

(ii) carrying out investigative work and obtaining legal and other professional advice as is reasonably required in relation to (i);

Sales:	the gross revenues of the Company from all sources except any grant revenue exclusive of VAT;

Seller’s Accountants:	Mazars of Donaldson House, 97 Haymarket Terrace, Edinburgh EH12 5HD;

Seller’s Solicitors:	MBM Commercial LLP of 107 George Street, Edinburgh EH2 3ES ;

Shares:	the 1000 issued Ordinary Shares of £1 each in the capital of the Company;

Software:

any and all computer programs in both source and object code form, including all modules, routines and sub-routines thereof and all source and other preparatory materials relating thereto, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works;

SSAP and FRS:	a statement of standard accounting practice or financial reporting standard in force at the date hereof as adopted or issued by the ASB as an Accounting Standard;

Stock Exchange:	London Stock Exchange plc;

Subscription Amount	£359,000 which will be satisfied in Subscription Shares;

Subscription Shares	the ordinary shares of 2.5p each in the capital of Holdings referred to in Schedule 6 to be issued to the Sellers as part of the Initial Consideration;

Subsidiary undertaking:	a subsidiary undertaking within the meaning ascribed to such expression by section 258, CA 85;

TA 88:	Income and Corporation Taxes Act 1988;

Taxation or Tax:

(a)         all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and

(b) any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (a) above;

Taxation Authority:	HM Revenue and Customs, Department of Social Security and any other governmental or other authority whatsoever competent to impose any Taxation whether in the United Kingdom or elsewhere;

Tax Deed:	the deed in the agreed terms containing certain taxation covenants and indemnities between the Sellers, and the Buyer;

Taxation Statute:

any directive, statute, enactment, law or regulation, wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

Tax Warranties:	the warranties set out in part 2 of Schedule 4;

TCGA:	Taxation of Chargeable Gains Act 1992;

Third Party Rights Act:	Contracts (Rights of Third Parties) Act 1999;

TMA:	Taxes Management Act 1970;

Trade Marks:

trade or service mark applications or registered trade or service marks, registered protected designations of origin, registered protected geographic origins, refilings, renewals or reissues thereof, unregistered trade or service marks, get up and company names in each case with any and all associated goodwill and all rights or forms of protection of a similar or analogous nature including rights which protect goodwill whether arising or granted under the law of England or of any other jurisdiction;

Trade Union:	as defined in section 1, TULRCA;

TULRCA:	Trade Union and Labour Relations (Consolidation) Act 1992;

TUPE:	Transfer of Undertakings (Protection of Employment) Regulations 2006;

UK Listing Authority:	the Financial Services Authority acting in its capacity as the competent authority for the purposes of the Financial Services and Markets Act 2000;

VAT:	value added tax;

VATA:	Value Added Tax Act 1994;

Warranties:	the warranties set out in clause 9 and Schedule 4;

Warrantors	the Management Sellers;

in the agreed terms:	in the form agreed between the Sellers’ Solicitors and the Buyer’s Solicitors and signed for the purposes of identification by or on behalf of each party.

1.2           The table of contents and headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3           Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships in each case whether or not having a separate legal personality. References to the word include or including are to be construed without limitation.

1.4           References to recitals, Schedules and clauses are to recitals and Schedules to and clauses of this agreement unless otherwise specified and references within a Schedule to paragraphs are to paragraphs of that Schedule unless otherwise specified.

1.5           References in this agreement to any statute, statutory provision, EC Directive or treaty include a reference to that statute, statutory provision, EC Directive or treaty as amended, extended, consolidated or replaced from time to time (whether before or after the date of this agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, EC Directive or treaty.

1.6           Words and expressions defined in the Tax Deed shall to the extent not inconsistent bear the same meanings in this agreement.

1.7           References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to the English legal term.

1.8           Any reference to writing or written includes faxes and any non-transitory form of visible reproduction of words (but not e-mail).

1.9           Any agreement, covenant, representation, warranty, undertaking or liability arising under this agreement on the part of two or more persons shall be deemed to be made or given by such persons jointly and severally.

1.10         References to the Sellers shall include each of them severally.

1.11         References to times of the day are to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

2.             Invalidity

Each of the provisions of this agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this agreement shall not in any way be affected or impaired thereby.

3.             Sale And Purchase

3.1           Obligation to sell and purchase

Subject to the terms of this agreement, each of the Sellers shall sell with full title guarantee, that number of Shares set opposite his name in column (2) of Schedule 1 and the Buyer shall purchase such interests in the same together with all rights attaching thereto at the date of this agreement.

3.2           Dividends and distributions

The Buyer shall be entitled to receive all dividends and distributions declared, paid or made by the Company on or after the date of this agreement.

3.3           Sale of all Shares

The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3.4           Waivers Of Pre-Emption

Each of the Sellers hereby waives all rights of pre-emption or other rights over any of the Shares conferred on him either by the articles of association of the Company or in any other way.

4.             Consideration

4.1           Initial Consideration

The Initial Consideration for the sale of the Shares will be the sum of £522,500.  The Initial Consideration shall be satisfied by the payment by the Buyer of the Initial Cash Consideration and the Subscription Amount to the Sellers in accordance with the terms of this Agreement and specifically clause 7.

4.2           Additional Consideration

The provisions of clause 5 shall apply to the calculation and payment of the Additional Consideration (if any).

4.3           Entitlement to Initial Consideration

The Initial Consideration shall belong to the Sellers in the proportions set opposite their respective names in column (3) of Schedule 1.

4.4           Reduction in consideration

Any payment made by the Sellers in respect of a breach of any Warranties or payment made under the Tax Deed, or any other payment made pursuant to this agreement, shall be and shall be deemed to be pro tanto a reduction in the price paid for the Shares under this agreement.

5.             Additional Consideration

5.1           The Management Sellers may be entitled to Additional Consideration in the proportions set out in Schedule 1, depending upon the Sales of the Company in each of the calendar years ending 31st December 2007, 31st December 2008 and 31st December 2009 (each a Target Year).

5.2           The Additional Consideration in each Target Year shall be:

5.2.1        a sum equal to 20% of the value of the Sales of the Company in excess of £500,000 for the Target Year in question;

5.2.2.       payable to the Management Sellers within ten working days of the certificate referred to in clause 5.6 of the end of the Target Year to which the calculation relates; and

5.2.3        split between the Management Sellers as to 47.5% to James Owen Reid and Karen Reid trading as Chimera Bio and 52.5% to Paul Wallace and Susan Humphries.

5.3           Subject to the provisions of clause 5.5 below, any Additional Consideration payable to Paul Wallace and Susan Humphreys shall be satisfied by issuing Additional Consideration Subscription Shares.

5.4           Subject to the provisions of clause 5.5 below, any Additional Consideration payable to James Owen Reid and Karen Reid trading as Chimera Bio shall be split so that 1/3 of the Additional Consideration is payable in cash and 2/3 by the issuing of Additional Consideration Subscription Shares.

5.5           BBI shall be entitled at any time by not less than ten working days notice in writing to the Management Sellers to substitute cash for Additional Consideration Subscription Shares to satisfy any payment of any Additional Consideration.

5.6           The Sales shall be verified by the Buyer and notified to the Management Sellers within 3 months of the end of the Target Year in question. Such notification shall be certified by the financial controller of the Buyer as being true and accurate and shall, at the request of the Management Sellers, be verified by the Buyer’s Accountants at the cost of the Management Sellers except in the case of manifest error when the cost of such certificate shall be borne by the Buyer.  The Buyer shall make available to the Management Sellers such documentation as they may reasonably require to enable them to verify the Sales.;

5.7           The Buyer and Holdings hereby undertake to the Management Sellers that during the period between Completion and 31st December 2009: -

5.7.1

they will procure that the Company will be permitted to continue to trade normally, all work of the type which the Company currently carries out for all of its existing and potential customers will continue to be placed through the Company, and no steps will be taken by the Company or the Buyer or Holdings in respect of the Company which have the intention of diminishing the trade or prospects of the Company;

5.7.2

they will procure that the Company will be provided with sufficient working capital to enable it to continue trading normally in line with the projections agreed between the Management Sellers and the Buyer from time to time to take account of clause 5.7.1.

5.8           In the event that the Buyer or Holdings sells all of the shares in the Company or the Business of the Company to any third party not being an Affiliate of the Buyer or Holdings then upon such sale taking place the Buyer shall pay to the Management Sellers a sum equivalent to 20% of the Sale Price gained on the sale of the Company or its Business less the total of the Consideration and any disposal costs incurred in selling the Company or its Business.

5.9           The payment of any sum due under clause 5.9 shall be in cash and shall be paid to the Management Sellers in the proportions set out in clause 5.2.3 above.

6.             Completion

6.1           Time and location

Subject as provided in clause 6.4, Completion shall take place at the offices of Buyer’s Solicitors such date as may be agreed in writing between the Buyer and the Sellers.

6.2           Sellers’ obligations

At Completion:

(a)                  the Buyer shall produce evidence of the fulfilment of the conditions stated in clause 2.1;

(b)                 the Sellers shall deliver to the Buyer each of the documents listed in part 1 of Schedule 6; and

(c)                  the Sellers shall procure that all necessary steps are taken properly to effect the matters listed in part 2 of Schedule 6 at board meetings of the Company and shall deliver to the Buyer duly signed minutes of all such board meetings.

6.3           Buyer’s obligations

Subject to the Sellers complying with their obligations under clause 6.2 the Buyer shall at Completion:

(a)                  pay the Initial Cash Consideration (being the sum of £163,500) by way of electronic transfer for same day value to the Sellers’ Solicitors who are irrevocably authorised to receive the same and whose receipt shall be an effective discharge of the Buyer’s obligation to pay such sum and the Buyer shall not be concerned to see to the application or be answerable for the loss or misapplication of such sum; and

(b)                 comply with the provisions of clause 7.1 of this Agreement;

(c)                  deliver to the Sellers a counterpart Tax Deed duly executed by the Buyer.

6.4           Sellers’ failure to comply

If in any respect material to the Buyer the provisions of clause 6.2 and Schedule 6 are not complied with on the date of Completion applicable under clause 6.1, the Buyer shall not be obliged to complete this agreement and may:

(a)                  defer Completion to a date not more than 28 days after the date set by clause 6 (and so that the provisions of this clause 6 shall apply to Completion as so deferred);

(b)                 proceed to Completion so far as practicable and without prejudice to its rights under this agreement;

(c)                  rescind this agreement without prejudice to its rights and remedies under this agreement; or

(d)                 waive all or any of the requirements contained in clause 6.2 at its discretion.

6.5           Company records

Forthwith following Completion the Sellers shall, and shall procure that any other person shall, without delay send to the Buyer, all records, correspondence, documents, files, memoranda and other papers relating to the Company or the Business not kept at any of the Properties.

7.             Share Subscription

7.1           Upon Completion, the Buyer shall pay Holdings (under the provisions of Schedule 6, paragraph 2.3) in cash for such number of ordinary shares of 2.5p each in the capital of Holdings as shall at the Issue Price have the aggregate value nearest to but not less than the Subscription Amount.  Subject to the Subscription Shares being admitted to trading on the Alternative Investment Market, Holdings shall allot them to the Management Sellers in the proportions set out in Schedule 1 within 10 Business Days after the date of Completion.

7.2           In the event that the Subscription Shares are not admitted to trading on the Alternative Investment Market within such 10 Business Day period, the Buyer shall forthwith pay the Subscription Amount by electronic transfer to the Sellers’ Solicitors client account, details of which have been provided by the Sellers’ Solicitors to the Buyer’s Solicitors or by such other method as may be agreed between the parties.

7.3           Certain of the Sellers undertakes that he will not without the prior written consent of the Buyer or Holdings until the end of the period of 12 months in the case of Paul Wallace and Susan Humphries and six months in the case of James Reid and Karen Reid trading as Chimera Bio after Completion:

7.3.1	dispose of, charge or otherwise encumber any interest in any of the Subscription Shares; or

7.3.2

without prejudice to the provision of clause 7.3.1 make any disposal of any Subscription Shares except through such firm of stockbrokers as may from time to time be notified to the Sellers by the Buyer;

7.4           For the purposes of clause 7.3 the Sellers shall be deemed to dispose of a Subscription Share if the Sellers ceases in any circumstances whatsoever to be the unencumbered absolute beneficial owner of it.

7.5           In the event of any Additional Consideration becoming payable the Buyer will pay Holdings in cash for such number of ordinary shares of 2.5p each in the capital of Holdings as shall at the relevant Additional Consideration Issue Price have the aggregate value nearest to but not less than the cash equivalent of the amount of Additional Consideration due to the Sellers at that point and to be satisfied in Additional Consideration Subscription Shares.  Subject to the Additional Consideration Subscription Shares being admitted to trading on the Alternative Investment Market, Holdings shall allot them to the Management Sellers in accordance with clause 5 within 10 Business Days after Completion.

7.6           In the event that any Additional Consideration Subscription Shares are not admitted to trading on the Alternative Investment Market within such 10

Business Day period the Buyer shall forthwith pay the cash equivalent of the amount of the Additional Consideration Subscription Shares concerned by electronic transfer to the Seller’s Solicitors client account or by such other methods may be agreed between the parties.

8.             Agreement To Continue In Full Force And Effect

This agreement together with the Tax Deed shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

9.             Warranties

9.1           Extent of Warranties

In consideration of the Buyer agreeing to purchase the Shares on the terms contained in this agreement, the Warrantors:

(a)                  in relation to the Company warrant, represent and undertake to the Buyer,  in the terms set out in Schedule 4;

(b)                 in relation to the Company warrant, represent and undertake to the Buyer,  that the Warranties will be true and accurate in all respects and not misleading at and fulfilled down to Completion in all respects as if they had been made or given at Completion and on the basis that a reference to the actual time of Completion were substituted for any express or implied reference to the time of this agreement;

(c)                  undertake that (save only as may be necessary to give effect to this agreement) they shall not, and shall procure (as far as they can) that the Company shall not, prior to Completion, do any act or thing or omit to do any act or thing the commission or omission of which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties untrue or inaccurate or misleading if they were so given on the basis mentioned in clause 9.1(b);

(d)                 without restricting the rights of the Buyer to claim damages on any basis available to it in the event of any breach or non-fulfilment of any of the Warranties, undertake to the Buyer,  that the Sellers will on demand pay to the Buyer:

(i)                   the full amount of any shortfall or diminution in the value of any assets of the Business and an amount equal to any other loss suffered or incurred by the Buyer, the Company as a result of or in relation to any act, matter, thing or circumstance constituting a breach or non-fulfilment of any of the Warranties; and

(ii)                  all costs, expenses and disbursements suffered or incurred by the Buyer, the Company directly or indirectly as a result of or in relation to any breach or non-fulfilment of any of the Warranties, provided that any amount so payable shall be increased so as to ensure that the net amount received shall after Taxation be equal to that which would have been received had the payment and any increased payment not been subject to Taxation;

(e)                  further undertake to the Buyer that upon any of them becoming aware prior to Completion of the impending or threatened occurrence or non-occurrence of any matter, event or circumstance (including any omission to act) which would or might reasonably be expected to cause or constitute a breach (or which would have caused or constituted a breach had such event occurred or been known to any of them prior to the date of this agreement) of any of the Warranties or which would or might make any of the Warranties inaccurate or misleading or which would or might give rise to a claim under the Tax Deed (whether or not then executed) they will promptly give written notice of such event to the Buyer before Completion with sufficient details to enable the Buyer to assess accurately the impact of such event and if so requested by the Buyer use their all reasonable endeavours promptly to prevent or remedy the same provided that no right to damages or compensation shall arise in favour of the Buyer in consequence only of the occurrence or non-occurrence after the signing of this agreement and before Completion of an event constituting a breach or non-fulfilment of any of the Warranties whether or not this agreement is rescinded in consequence if:

(i)                   the event in question could not reasonably have been avoided or prevented by the Sellers or any of them; and

(ii)                  the occurrence of the event in question was duly notified in accordance with the foregoing provisions of this clause 9.1.

9.2           Obligation to make enquiries

Where any of the Warranties is made or given so far as the Sellers are aware, such Warranty shall be deemed to be given to the best of the knowledge, information and belief of each of the Sellers after making due and careful enquiries and the knowledge, information and belief of any one of the Sellers shall be imputed to the remaining Sellers.

9.3           Information supplied by the Company

Any information supplied by or on behalf of the Company (or by any officer, employee or agent of any of them) to the Sellers or their advisers in connection with the Warranties,  or the Tax Deed or the information Disclosed in the Disclosure Documents shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Management Sellers and the Management Sellers undertake to waive any and all claims which they might otherwise have against the Company or against any officer, employee or agent of any of them in respect of such claims but so that this shall not preclude any Management Seller from claiming against any other Management Seller under any right of contribution or indemnity to which he may be entitled.

9.4           Separate and independent warranties

Each of the Warranties set out in the separate paragraphs of Schedule 4 shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any other such Warranty or by anything in this agreement, the Disclosure Documents or the Tax Deed.

9.5           Set-off by Buyer

9.5.1              The Buyer shall (without prejudice to its other rights hereunder) be entitled to set off against any amount otherwise payable to the Sellers under clause 5 the amount of each Relevant Claim which is Settled and the amount so set off shall satisfy on a pound for pound basis the liability concerned; and

9.5.2              In the event that the Buyer is required to make a payment of the Additional Consideration to the Sellers in accordance with clause 5, but there is in existence a Confirmed Claim which has not yet been Settled, then the Buyer may discharge its obligation to make such payment of Additional Consideration to the Sellers by paying the required sum to the Sellers under deduction of the estimated damages in relation to the Confirmed Claim as stated in the written opinion referred to in clause 9.5.3(a).  The amount so deducted shall be paid into a deposit account in the joint names of the Buyer’s Solicitors and the Sellers’ Solicitors to be held by them in accordance with the terms of this Agreement pending Settlement of the Confirmed Claim.  Upon Settlement of the Confirmed Claim, any amount due to the Buyer in connection with such Claim shall be set off in accordance with clause 9.5.1  and the Sellers shall procure the release to the Buyer of the required sum within 14 days of Settlement.  Any amount remaining in the said joint deposit account following the Settlement of a Confirmed Claim shall be paid to the Sellers, and the Buyer shall procure the release to the Sellers of the required sum within 14 days of Settlement.

9.5.3              For the purpose of this clause 9.5:-

(a)                  Confirmed Claim means an actual (but not contingent) Relevant Claim howsoever arising whether liquidated or unliquidated and irrespective of the currency in which the Relevant Claim has been intimated to the Sellers and accompanied by a written opinion of a barrister with at least three years experience to the effect that such claim has a reasonable chance of success and estimating the likely liability of the Sellers in respect of such claim;

(b)                 Relevant Claim means any claim for breach of any of the Warranties or the Indemnities or Under the Tax Deed;

c)                   Settled means:-

(i)              agreed in writing by the Buyer to be abandoned; or

(ii)             settled by written agreement between the Sellers and the Buyer or the subject of an acknowledgement by the Sellers that they accept both liability and quantum claimed in respect of that Relevant Claim; or

(iii)            the subject of an order to both liability and quantum made by the Court of competent jurisdiction where either no right of appeal lies or the parties are debarred (whether by the passage of time or otherwise) from exercising such a right or where none of the parties have lodged an appeal within 3 months of the order being made; or

(iv)            the subject of an order made by a Court of competent jurisdiction for damages to be assessed and an order by such a Court assessing the quantum of such damages whether either no right of appeal lies against either order or the Parties are debarred (whether by the passage of time or otherwise) from exercising such right of where none of the parties have lodged an appeal within 3 months of the order being made;

and Settlement shall be construed accordingly.

9.6           Reliance

The Buyer has entered into this agreement upon the basis of and in reliance upon the Warranties and the Indemnities.

10.           Limitation Of Sellers’ Liability

10.1         Limitations on liability

The liability of the Warrantors:

(a)                  in respect of any claim under the Warranties save for the Tax Warranties shall be limited as provided in parts 1 and 2 of Schedule 5; and

(b)                 in respect of any claim under the Tax Warranties shall be limited as provided in parts 1 and 3 of Schedule 5,

but so that the limitations on the liability of the Sellers under this clause 10 and Schedule 5 shall not apply in relation to the Warranties set out in paragraphs 1.2 and 2.3(a) of Schedule 4.

10.2         Exclusions from Clause 10

Notwithstanding any other provision of this agreement, the provisions of this clause 10 and Schedule 5 shall not apply to any claim: made against the Sellers in the case of any fraud, or dishonesty, by or on behalf of all or any of the Sellers provided that each Seller shall be solely responsible for his own fraudulent, dishonest acts or omissions or wilful misstatements or omissions.

10.3         Other operative provisions

The provisions of part 4 of Schedule 5 shall have immediate effect.

11.           Protection Of Goodwill And Trade Secrets

11.1         Covenants

As further consideration for the Buyer agreeing to purchase the Shares on the terms contained in this agreement and with the intent of assuring to the Buyer the full benefit and value of the goodwill and connections of the Company and as a constituent part of the sale of the Shares, the Sellers hereby undertake to the Buyer and the Company that (except as directors or employees of the Company or with the written consent of the Buyer) they shall not, whether on their own behalf or with or on behalf of any person, and whether directly or indirectly by any or person or business controlled by them or any Connected Person:

(a)                  in the period from Completion until three years after Completion, carry on or be employed, engaged, an officer of, concerned, interested or in any way assist within the United Kingdom in any business which is in competition with all or part of the Business provided that nothing in this clause 11.1 shall prevent any of the Sellers continuing that Seller’s current level of involvement with QCMD as at Completion, if any, such competition by QCMD is not materially more than that undertaken by QCMD at Completion or any of their subsidiaries from holding for investment purposes only any units of an authorised unit trust and/or not more than five per cent of any class of the issued share or loan capital of any company traded on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000);

(b)                 in the period from Completion until three years after Completion, canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which may in any way compete with all or part of the Business) the custom of any person who at any time during the 12 months preceding Completion shall have been a client or customer of the Company;

(c)                  in the period from Completion until three years after Completion deal with any person (in relation to a business which competes with all or part of the Business) who at any time during the 12 months preceding Completion shall have been a client or customer of the Company;

(d)                 in the period from Completion until three years after Completion solicit employees of the Company holding executive or managerial posts or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any such employees to terminate their employment with the Company (Provided always that this sub-clause shall only apply in relation to persons who were so employed at Completion and who were still so employed immediately prior to the relevant breach of this clause 11.1);

(e)                  at any time after Completion use as a trade or business name or mark or carry on a business under a title containing the words “ Qnostics” or any other word(s) deliberately calculated to resemble the same; or

(f)                  at any time after Completion disclose to any person whatsoever or use to the detriment of the Company or otherwise make use of, or through any failure to exercise all due care and diligence cause any unauthorised use of, any Confidential Information including Know-How relating or belonging to the Company or in respect of which the Company is bound by an obligation of confidence to a third party save as required by the UK Listing Authority, the Stock Exchange, the Panel on Takeovers and Mergers or by law or by any court of competent jurisdiction.

Each undertaking contained in this clause 11.1 shall be read and construed independently of the other undertakings herein as an entirely separate and severable undertaking.

11.2         Severability of covenants

Whilst the undertakings in clause 11.1 are considered by the parties to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid but would have been held to be valid if part of the wording thereof was deleted, the said undertakings shall apply with the minimum modifications necessary to make them valid and effective.

11.3         Information in the public domain

The restriction contained in clause 11.1 shall not extend to any confidential or secret information which may come into the public domain otherwise than through the default of any of the Sellers.

12.           Announcements

12.1         Restrictions on announcements

No press conference, announcement or other communication concerning Confidential Information or the transactions referred to in this agreement, or in connection with the Company or otherwise relating to the financial condition or trading or financial prospects of the Company, shall be made or despatched by the Buyer or the Sellers or their agents, employees or advisers to any third party without the prior written consent of the Sellers and the Buyer save as may be required by any:

(a)                  law;

(b)                 existing contractual arrangements (including for this purpose any non-legally binding agreement with a Trade Union); or

(c)                  the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers; or

(d)                 any applicable regulatory authority to which the Sellers are subject where such requirement has the force of law,

provided such communication shall be made only after consultation with the Buyer and the Sellers.

12.2         Time limit

The restrictions contained in this clause shall continue to apply after Completion without limit in time.

12.3         Legal and regulatory requirements

The Buyer and each of the Sellers undertakes to provide all such information known to it or him or which on reasonable enquiry ought to be known to it or him or as may reasonably be required by the Sellers or the Buyer in relation to the Company for the purpose of complying with the requirements of law or of the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers or of any applicable regulatory authority to which any of the parties is subject where such requirement has the force of law.

13.           Implied Covenants For Title And Further Assurance

13.1         Implied covenants for title

The Law of Property (Miscellaneous Provisions) Act 1994 applies to all dispositions of property made under or pursuant to this agreement save that the word reasonably shall be deleted from the covenant set out in section 2(1)(b) of that Act, and the covenant set out in section 3(1) of that Act shall not be qualified by the words other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about.

13.2         Further assurance

In addition to clause 13.1, the Sellers shall, from time to time on being required to do so by the Buyer, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Buyer as the Buyer may reasonably consider necessary for giving full effect to this agreement and securing to the Buyer the full benefit of the rights, powers and remedies conferred upon the Buyer in this agreement at the cost and expense of the Sellers.

14.           Assignment

14.1         Limited assignment

No party may assign the benefit of its rights under this agreement whether absolutely or by way of security or deal in any way with any interest it has under this agreement except (in the case of the Buyer only) by way of an absolute assignment to an Affiliate of the Buyer and provided and so long as it remains an Affiliate (failing which the benefit of this agreement shall no longer be available to such assignee nor to any assignor) and any purported assignment in contravention of this clause shall be ineffective.

14.2         Successors in title

Subject to clause 14.1, this agreement shall be binding upon and enure for the benefit of the personal representatives and assigns and successors in title of each of the parties and every other person with enforceable rights under this agreement and references to the parties and such persons shall be construed accordingly.

15.           Entire Agreement: Remedies

15.1         Entire agreement

This agreement together with any documents referred to herein constitutes the whole and only agreement between the parties relating to the subject matter hereof and supersedes and extinguishes any prior drafts, previous agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in connection with the subject matter hereof.

15.2         Remedies

The rights under this agreement of the Buyer and of any person who has rights under this agreement by virtue of the Third Party Rights Act are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.

15.3         Non-exclusion of fraud

Nothing in this agreement, the Tax Deed or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

16.           Waiver, Variation And Release

16.1         No waiver by omission, delay or partial exercise

No omission to exercise or delay in exercising on the part of any party to this agreement any right, power or remedy provided by law or under this agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this agreement.

16.2         Specific waivers to be in writing

Any waiver of any right, power or remedy under this agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

16.3         Variations to be in writing

No variation to this agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

16.4         Non-release of all Management Sellers

Any liability of the Sellers to any person under this agreement or under the Tax Deed (when executed) may in whole or in part be released, compounded or compromised or time or indulgence given by that person in its absolute discretion as regards any of the Management Sellers under such liability without in any way prejudicing or affecting its rights against any other or others of the Management Sellers under the same or like liability, whether joint or several or otherwise, or any other person’s rights against any of them in any respect.

17.           Costs And Expenses

17.1         Payment of costs

Save as otherwise stated in this agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this agreement and other agreements forming part of the transaction provided that if the Buyer shall exercise any right conferred by this agreement to rescind this agreement or if this agreement becomes null and void in accordance with (and to the extent provided in) clause 6.4 in circumstances in which the Sellers are in breach of that sub-clause the Sellers shall indemnify and hold the Buyer harmless against all Losses suffered or incurred by it in investigating the affairs of the Company and in the negotiation, preparation, execution and carrying into effect of this agreement and the other agreements forming part of the transaction.

18.           Notices

18.1         Form of notices

Any communication to be given in connection with the matters contemplated by this agreement shall, except where expressly provided otherwise, be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

18.2         Address and facsimile

Such communication shall be sent to the address of the relevant party referred to in this agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been communicated to the other party in accordance with this clause. Each communication shall be marked for the attention of the relevant person.

Buyer - facsimile number 02920 747242.  For the attention of the Chief Executive Offer.

Holdings – facsimile number 02920 747242.  For the attention of the Chief Executive Officer.

18.3         Deemed time of service

A communication shall be deemed to have been served:

(a)                  if delivered by hand at the address referred to in clause 18.2, at the time of delivery;

(b)                 if sent by first class pre-paid post to the address referred to in clause18.2, at the expiration of two clear days after the time of posting; and

(c)                  if sent by facsimile to the number referred to in clause 18.2, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) under the preceding provisions of this sub-clause, it shall be deemed to have been delivered at the next opening of business.

18.4         Proof of service

In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or that the facsimile was despatched and a confirmatory transmission report received.

18.5         Change of details

A party may notify the other party or parties to this agreement of a change to its name, relevant person, address or facsimile number for the purposes of clause18.2 PROVIDED THAT such notification shall only be effective on:

(a)                  the date specified in the notification as the date on which the change is to take place; or

(b)                 if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

18.6         Notice to third parties

Notice given to the Company or any other third party referred to in this Agreement shall be sufficiently given if served on the Buyer in accordance with this clause 18 provided that the third party is properly identified in the notice.

18.7         Non-applicability to Proceedings

For the avoidance of doubt, the provisions of this clause 18 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any Proceedings.

19.           Default Interest

19.1         Interest on late payment

If a party which is required to pay any sum under this agreement fails to pay any sum payable by it under this agreement on the due date for payment (defaulting party), it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgment) in accordance with this clause.

19.2         Amount

The defaulting party shall pay interest at the annual rate which is the aggregate of 3% per annum over the base rate from time to time of HSBC Bank plc.

19.3         Basis of payment

Interest under this clause 19 shall accrue daily on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the defaulting party on demand.

20.           Counterparts

20.1         Execution in counterparts

This agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

20.2         One agreement

Each counterpart shall constitute an original of this agreement but all the counterparts shall together constitute one and the same agreement.

21.           Confidentiality

21.1         Prohibition on disclosure

Each of the Sellers hereby undertakes with the Buyer and the Company that he shall both during and after the term of this agreement preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for his own or any other purposes Confidential Information except:

(a)                  in the circumstances set out in clause 21.2 below;

(b)                 to the extent otherwise expressly permitted by this agreement; or

(c)                  with the prior consent in writing of the party to whose affairs such Confidential Information relates.

21.2         Permitted disclosures

The circumstances referred to in clause 21.1 above are:

1

(a)                  where the Confidential Information, before it is furnished to any of the Sellers, is in the public domain;

(b)                 where the Confidential Information, after it is furnished to any of the Sellers, enters the public domain otherwise than as a result of (i) a breach by any of the Sellers of its obligations in this Clause 21 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation and any of the Sellers is aware of such breach;

(c)                  if and to the extent the Sellers make disclosure of the Confidential Information to any person:

(i)                   in compliance with any requirement of law;

(ii)                  in response to a requirement of the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers;

(iii)                 in response to any applicable regulatory authority to which the Sellers are subject where such requirement has the force of law; or

(iv)                in order to obtain tax or other clearances or consents from the Inland Revenue or other relevant taxing or regulatory authorities; or

PROVIDED THAT any such information disclosable pursuant to paragraphs (i), (ii), (iii) or (iv) of clause 21.2 shall be disclosed only after consultation with the Buyer and only to the extent required (in relation to (ii)) by the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers or (in relation to (i), (iii) and (iv)) by law.

21.3         No time limit

The restrictions contained in this clause shall continue to apply after the Completion without limit in time.

22.           Third Party Rights

22.1         Nothing in this agreement is intended to confer on any person any right to enforce any term of this agreement which that person would not have had but for the Third Party Rights Act except that:

(a)                  clauses 9, 14 and 21 confer on the third parties expressly identified there rights which are respectively directly enforceable by them subject to and in accordance with the terms of this agreement; and

(b)                 (without prejudice to all other relevant terms) the benefits conferred by clauses 13, 16, 17 and 19 are also directly enforceable by those third parties respectively insofar as the rights referred to in clause 22.1(a) are concerned.

22.2         No right of any party to agree any amendment, variation, waiver or settlement under or arising from or in respect of this agreement, or to terminate this agreement, shall be subject to the consent of any person who has rights under this agreement by virtue of the Third Party Rights Act.

23.           Governing Law And Jurisdiction

23.1         English law

This agreement shall be governed by and construed in accordance with English law.

23.2         Courts of England and Wales

The parties to this agreement irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and agree to submit to the jurisdiction of such courts.

This agreement has been entered into on the date stated at the beginning of this agreement.

SCHEDULE 1
The Sellers

		No. of		Initial Cash	Value of	Entitlement
		Shares held	Entitlement	Consideration	Subscription	to Additional	Additional
Name	Address	Consideration	to Initial	Shares	Consideration	Split	Consideration

James Owen Reid and Karen Reid trading as Chimera Bio	Thornhill, Ferntower Road, Crieff, Perthshire PH7 3BX	40 ordinary shares	40%	66,000	£134,000	47.5%	66% Shares 33% in Cash

Paul Sidney Wallace	12 Kelvin Drive Kirkintilloch Glasgow G66 1B	1 ordinary shares	1%	0	£5,000
						52.5%	100% Shares
Susan Humphreys	12 Kelvin Drive Kirkintilloch Glasgow G66 1BS	44 ordinary shares	44%	0	£220,000

Graham Cleator	8 Roger Close Romley Stockport SK6 3DJ	2 ordinary shares	2%	11,000	£0	Nil

Antonius M.A Van Loon	Bilderdijklaan 9 3723 DA, Blithoven Netherlands	10 ordinary shares	10%	65,000	£0	Nil

Louise Cleator	8 Roger Close Romley Stockport SK6 3DJ	3 ordinary shares	3%	19,500	£0	Nil

SCHEDULE 2

Part 1 - Property

A sub-lease dated 1st August 2005 between Scottish Enterprise and the Company.

SCHEDULE 3

Part 1
The Company

Registered Number	:	SC257629

Registered Office	:	107 George Street, Edinburgh, EH2 3ES

Directors	:	James Reid, Paul Sidney Wallace

Secretary	:	MBM Secretarial Services Limited

Charges	:	None

SCHEDULE 4

The warranties

Part 1
General warranties

1.             Preliminary

1.1           Information

(a)                  The facts set out in the recitals and Schedules 1, 2, 3 and all information contained in the Disclosure Documents are true, complete and accurate and all information which has been given to the Buyer or its representatives or professional advisers by the Sellers or by any Director, officer or other official of the Company or by their respective professional advisers or other agents in the course of the negotiations leading to this agreement was when given and is now true, complete and accurate in all respects.. Insofar as any such information amounts to a forecast or an expression of opinion, intention or expectation, such information is so far as the Sellers are aware fair and honest and made on reasonable grounds.

(b)                 There is no material fact or matter which has not been Disclosed which renders any such information untrue, incomplete, or inaccurate or the disclosure of which might reasonably affect the willingness of a willing buyer to purchase the Shares on the terms of this agreement.

(c)                  The information Disclosed to the Buyer or its representatives or professional advisers of the Buyer by the Sellers and the Directors, officers or other officials of the Company regarding the current financial and trading position and prospects of the Company comprises all information which is material for the reasonable assessment of the financial and trading prospects of the Company.

1.2           Power to contract

Each Seller (as defined in the Tax Deed) has full power to enter into and perform this agreement and the Tax Deed respectively and this agreement constitutes, and the Tax Deed when executed will constitute, binding obligations on each Seller (as the case may be) in accordance with their terms.

2.             The Company

2.1           Memorandum and articles of association

The copy of the memorandum and articles of association of the Company which is comprised in the Disclosure Documents is true and complete in all respects and has embodied in it or annexed to it a copy of every such resolution and agreement as is referred to in section 380(4), CA 85 and the Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

2.2           Statutory returns

The Company has complied with the provisions of the Companies Acts and all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or to any other authority whatsoever by the Company have been correctly and properly prepared and so filed or delivered.

2.3           Share capital

(a)                  The Shares constitute the whole of the issued share capital of the Company. There is no Encumbrance or any form of agreement (including conversion rights and rights of pre-emption) on, over or affecting the Shares or any unissued shares, debentures or other securities of the Company and there is no agreement or commitment to give or create any of the foregoing. No claim has been made by any person to be entitled to any of the foregoing and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company under any of the foregoing. The Sellers are entitled to sell and transfer the Shares to the Buyer with full title guarantee and otherwise on the terms set out in this agreement.

(b)                 The Company has not at any time:

(i)                   repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its own shares, or otherwise reduced (or agreed to reduce) its issued share capital or any class of it or capitalised (or agreed to capitalise) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so; or

(ii)                  directly or indirectly provided any financial assistance for the purpose of the acquisition of shares in the Company or any holding company of the Company or for the purpose of reducing or discharging any liability incurred in such an acquisition, whether pursuant to sections 155 and 156, CA 85 or otherwise.

2.4           Solvency

The Company has not stopped payment and is not insolvent nor unable to pay its debts according to section 123, Insolvency Act 1986. No order has ever been made or petition presented or resolution passed for the winding up of the Company and no distress, execution or other process has ever been levied on any of its assets. No administrative or other receiver has been appointed by any person over the business or assets of the Company or any part thereof, nor has any order been made or petition presented for the appointment of an administrator in respect of the Company.

3.             Connected business

3.1           Subsidiaries

The Company has no Subsidiary Undertakings or Associated Companies.

3.2           Connected transactions

The Company:

(a)                  is not and has not agreed to become the holder or other owner of any class of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere);

(b)                 has not agreed to become a subsidiary of any other body corporate or under the control of any group of bodies corporate or consortium;

(c)                  is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or agreement or arrangement for sharing commissions or other income;

(d)                 has no branch, place of business or substantial assets outside Scotland or any permanent establishment (as that expression is defined in any relevant Order in Council made pursuant to section 788, TA 88) in any country outside the United Kingdom; and

(e)                  save as otherwise Disclosed pursuant to paragraphs 3.2(a) to 3.2(d), does not have any interest, legal or beneficial, in any shares or other capital or securities or otherwise howsoever in any other firm, company, association, venture or legal person or entity.

4.             Accounts

4.1           General

The Accounts:

(a)                  were prepared in accordance with the requirements of all relevant statutes, with good accounting principles and practices generally accepted at the date hereof in the United Kingdom (including the Accounting Standards) for companies carrying on a similar business to that of the Company and on a basis consistent with preceding accounting periods of the Company and with the books of account of the Company and are true and accurate in all material respects;

(b)                 disclose a true and fair view of the assets, liabilities and state of affairs of the Company at the Balance Sheet Date and of its profits and losses for the financial year ended on such date;

(c)                  contain full provision or reserve for bad and doubtful debts, obsolescent or slow-moving stocks and for depreciation on fixed assets, which provision or reserve was when made and is now adequate;

(d)                 contain a note of all capital commitments of the Company at the Balance Sheet Date, which note was when made and is now adequate, fair and not misleading;

(e)                  contain proper and adequate reserves or provision for all Taxation, including deferred taxation as defined in SSAP 15 (sufficient provision being made in a deferred taxation account for any corporation tax on chargeable gains and balancing charges that would arise on the sale of all fixed assets at the values attributed to them in the Accounts);

(f)                  disclose, note or provide for all liabilities of the Company which were known, actual or contingent (including contingent liabilities to customers and contingent liabilities for Taxation);

(g)                 value the stock-in-trade at the lower of cost and net realisable value and such stock-in-trade does not include any redundant, obsolete or unsaleable items or any items which are the subject of any dispute (other than minor disputes in the ordinary course of business) with a supplier or customer;

(h)                 value the work-in-progress on a basis that excludes profit and includes adequate provision for losses which have arisen or could reasonably be anticipated to arise on uncompleted contracts and on completed contracts in respect of which the maintenance period is unexpired, and the amount included in the Accounts in respect of work-in-progress is reasonable and has been determined in accordance with SSAP 9; and

(i)                   reflect all the fixed and loose plant and machinery, equipment, furniture, fittings and vehicles used by the Company at the Balance Sheet Date and (apart from depreciation in the ordinary course of business) their value is not less than at the Balance Sheet Date and none has been acquired for any consideration in excess of its net realisable value at the date of such acquisition or otherwise than by way of a bargain at arm’s length.

4.2           Stock-in-trade and work-in-progress

The basis of valuation for stock-in-trade and work-in-progress has remained in all material respects consistent with that adopted for the purpose of the Company’s audited accounts in respect of the beginning and end of each of the accounting periods of the Company for the last three financial years.

4.3           Profits

The profits of the Company for the three years ended on the Balance Sheet Date as shown by the Accounts and the trend of profits shown by them have not (except as fairly and accurately disclosed in them) been affected to a material extent by inconsistencies of accounting practices, by the inclusion of exceptional or non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

4.4           Books of account

All accounts, books, ledgers, financial and other necessary records of whatsoever kind of the Company (including all invoices and other records required for VAT purposes):

(a)                  have been fully, properly and accurately maintained, are in the possession of the Company and contain true and accurate records of all matters including those required to be entered in them by the Companies Acts and no notice or allegation that any of the same is incorrect or should be rectified has been received;

(b)                 do not contain or reflect any material inaccuracies or discrepancies;

(c)                  give and reflect a true and fair view of the matters which ought to appear in them and in particular of the financial, contractual and trading position of the Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors and stock-in-trade and work-in-progress; and

(d)                 contain accurate information in accordance with generally accepted accounting principles relating to all transactions to which the Company has been a party and the Accounts do not overstate the value of any asset or understate any liability of the Company at the Balance Sheet Date.

5.             Post-Balance Sheet Date events

5.1           Since the Balance Sheet Date, the Company:

(a)                  has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of business and without any interruption or alteration in the nature, scope or manner of its business and nothing has been done which would be likely to prejudice the interests of the Buyer as a prospective buyer of the Shares;

(b)                 has not experienced any material deterioration in its financial position or prospects or turnover or suffered any diminution of its assets by the wrongful act of any person and the value of its net assets is not materially less than the value of its net assets at the Balance Sheet Date and the Company has not had its business, profitability or prospects materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effects;

(c)                  has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent) otherwise than in the ordinary course of business;

(d)                 has not declared, made or paid any dividend, bonus or other distribution of capital or income (whether a qualifying distribution or otherwise) and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever;

(e)                  has not carried out or entered into any transaction and no other event has occurred in consequence of which (whether alone or together with any one or more transactions or events occurring before, on or after the date of this agreement) any liability of the Company to Taxation has arisen or will arise (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than corporation tax on the actual income (not chargeable gains or deemed income) of the Company arising from transactions entered into in the ordinary course of business, income tax under the PAYE system and national insurance and social security contributions in respect of persons employed by it since the Balance Sheet Date and VAT in respect of taxable supplies made by it in the ordinary course of business since the Balance Sheet Date;

(f)                  has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who on the Balance Sheet Date was entitled to remuneration in excess of £25,000 per annum and has not appointed or employed any additional director, officer or employee entitled as aforesaid;

(g)                 has received payment in full on their due dates of all debts owing to the Company shown in the Accounts (subject to any provision for bad and doubtful debts made in the Accounts), has not released any debts in whole or in part and has not written off debts in an amount exceeding £20,000 in the aggregate;

(h)                 has not entered into contracts involving capital expenditure in an amount exceeding £30,000 in the aggregate;

(i)                   has not become aware that any event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by it or call in any money before the normal due date therefor;

(j)                   has not purchased stocks in quantities or at prices materially greater than was the practice of the Company prior to the Balance Sheet Date;

(k)                  has paid its creditors within the times agreed with such creditors and does not have any debts outstanding which are overdue for payment by more than four weeks;

(l)                   has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Company at the Balance Sheet Date) or since the Balance Sheet Date renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company at the Balance Sheet Date;

(m)                 has not made any change to its accounting reference date and no accounting period of the Company has ended since the Balance Sheet Date;

(n)                 has not made a payment or incurred an obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax or as a management expense of the Company; and

(o)                 (including any class of its members) has not passed any resolution whether in general meeting or otherwise.

6.             Transactions with the Sellers, Directors and Connected Persons

6.1           Loans and debts

There is not outstanding:

(a)                  any indebtedness or other liability (actual or contingent) owing by the Company to any Seller or any Affiliate of any Seller or Director or any Connected Person or owing to the Company by any Seller or any Affiliate of any Seller or Director or any Connected Person; or

(b)                 any guarantee or security for any such indebtedness or liability as aforesaid.

6.2           Arrangements with Connected Persons

(a)                  There is not outstanding, and there has not at any time during the last six years been outstanding, any agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party and in which any Seller, Affiliate of any Seller, Director or former director of the Company or any Connected Person is or has been interested, whether directly or indirectly.

(b)                 The Company is not a party to nor have its profits or financial position during the last six years been affected by any agreement or arrangement which is not entirely of an arm’s length nature.

6.3           Competitive interests

(a)                  No Seller, Affiliate of any Seller, Director, former director of the Company nor any Connected Person, either individually, collectively or with any other person or persons, has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with any aspect of the Business of the Company save as registered holder or other owner of any class of securities of any company if such class of securities is listed on any recognised investment exchange (as defined in the Financial Services and Markets Act 2000) and if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than five per cent of such class of securities.

(b)                 The Sellers either individually, collectively or with any other person or persons are not interested in any way whatsoever in any Intellectual Property used and not wholly owned by the Company.

6.4           Benefits

No Connected Person or Affiliate of any Seller, Director or former director of the Company is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from the Company.

7.             Finance

7.1           Borrowings

Particulars of all money borrowed by the Company have been Disclosed. The total amount borrowed by the Company from any source does not exceed any limitation on its borrowing contained in the articles of association of the Company or in any debenture or loan stock trust deed or instrument or any other document executed by the Company and the amount borrowed by the Company from each of its bankers does not exceed the overdraft facility agreed with such banker. The Company has no outstanding loan capital.

7.2           Debts owed to the Company

All debts owed to the Company are collectable in the ordinary course of business and each such debt will realise in full its face value within three months of its due date for payment. The Company and the Sellers consider none of the debts owing to the Company (but which are not yet due) to be irrecoverable in whole or in part. The Company does not own the benefit of any debt (whether present or future) other than debts which have accrued to it in the ordinary course of business. The debts owing to the Company shown in the Accounts (subject to any provision for bad or doubtful debts made in the Accounts) were paid in full on their due dates.

7.3           Bank accounts

(a)                  Particulars of the balances on all the Company’s bank accounts as at a date not more than two days before the date of this agreement have been Disclosed and the Company has no other bank accounts. Since the date of such particulars there have been no payments out of any such bank accounts except for routine payments which have been Disclosed.

(b)                 All unpresented cheques drawn by the Company have been Disclosed and there are no such unpresented cheques drawn otherwise than in the normal course of business.

7.4           Working capital

Having regard to its existing banking and other facilities, the Company has sufficient working capital for the purpose of continuing to carry on its business in its present form and at its present level of turnover for the foreseeable future and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company.

7.5           Financial facilities

The Sellers have Disclosed full details and true and correct copies of all documents relating to all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Company and all Encumbrances to which any asset of the Company is subject. Neither the Sellers nor the Company have done anything whereby the continuance of any such facility or Encumbrance in full force and effect might be affected or prejudiced.

7.6           Grants

Full details of all grants made to the Company in the last six years have been Disclosed. No act or transaction has been effected in consequence whereof the Company is or may be held liable to refund in whole or in part any such grant or any loan received by virtue of any statute or in consequence whereof any such grant or loan for which application has been made by it will not or may not be paid or will or may be reduced.

7.7           Options and guarantees

(a)                  The Company is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.

(b)                 No person other than the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

7.8           Payment of obligations

There has been no delay by the Company in the payment of any material obligation due for payment.

8.             The Property

8.1           The Company does not have, and never has had any interest in any property other than the Property which it occupies in terms of the Lease and it has no obligations in respect of the Property other than the ongoing obligations set out in the Lease.

8.2           The Company has the original Lease signed by both it and the landlord of the Property.

8.3           Except as set out in the Lease the Property is not subject to the payment of any outgoings other than the usual rates and taxes and all sums due to date in respect thereof have been paid.

8.4           Any consent necessary for the grant of the Lease or for the vesting of the Lease in the Company has been obtained.

8.5           All rent due under the Lease has been paid as it fell due and no rent payment is currently overdue.

8.6           No notices of breaches of any covenants or conditions contained in the Lease have been given or received on the part of either the landlord or the Company and the landlord has not refused to accept, rent or made any complaint of breach of covenant.

8.7           No alterations, improvements or additions have been made to the Property to which the Lease relates since the grant of the Lease or in respect of such alterations, improvements or additions made all necessary consents and approvals have first been obtained, and where the Lease provides for rent reviews, all such alterations, improvements or additions are to be disregarded for the purpose of such reviews.

8.8           VAT is not chargeable on the rent or any other payment to be made under the Lease and no election has been made by the landlord to waive exemption from VAT in respect of the Lease.

9.             Environmental

9.1           Compliance with Environmental Law

(a)                  The Company has used the Property and has acted at all times in compliance with Environmental Law.

(b)                 No significant works, repairs, remediation, construction, or capital expenditure is or may be required under any Environmental Law or in order to carry on the Business lawfully.

9.2           Permits

(a)                  All Permits in relation to the carrying on of the Business have been obtained and full copies have been Disclosed to the Buyer and are in full force and effect and their terms and conditions have been complied with.

(b)                 No circumstance exists which may or is liable to result in modification, suspension, or revocation of any Permit or may or is likely to result in any such Permit not being extended, renewed, granted or (where necessary) transferred.

9.3           Hazardous Matter

No Hazardous Matter has been generated, used, kept, treated, transported, spilled, deposited, disposed of, discharged, emitted or otherwise dealt with or managed at, on, under or from any of the Properties and/or Other Properties.

9.4           Environmental Liability

There are no events, states of affairs, conditions, circumstances, activities, practices, incidents, or actions which have occurred or are occurring or have been or are in existence at, in, under or about the Property or in or about the conduct of the Business by the Company which may or are liable to give rise to Environmental Liability.

9.5           No storage tanks

No storage tanks of any kind, including related pipework, are or have been located at any time whatsoever on or under the Property s.

9.6           Notice of claims

At no time has the Company or any of the Sellers had knowledge of or received any notice claim or other communication alleging any actual or potential Environmental Liability.

9.7           Assessments, audits etc

The Sellers have Disclosed copies of all assessments, audits, reports or investigations relating to the Environment, Environmental Laws or Environmental Liability in connection with the Property to the activities of the Company.

10.           Other assets

10.1         Title

(a)                  Except as otherwise warranted or Disclosed pursuant to paragraph 8 above, the Company has Legal and Beneficial Title to all assets of the Company which are included in the Accounts or have otherwise been represented as being the property of the Company or which were at the Balance Sheet Date used or held for the purposes of its business and (except for assets disposed of or realised by the Company in the ordinary course of business) the Company retains such title to all such assets free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and all such assets are in the possession and control of the Company and are sited within the United Kingdom.

(b)                 The Company has not acquired or agreed to acquire any material asset on terms that title to such asset does not pass to the Company until full payment is made.

10.2         Encumbrances

The Company has Legal and Beneficial Title to all assets which have been acquired by the Company since the Balance Sheet Date and the same are in the possession and control of the Company and none is the subject of any Encumbrance nor has the Company created or agreed to create any Encumbrance or entered into any factoring arrangement, hire-purchase, conditional sale or credit sale agreement except that, if there is any such Encumbrance, arrangement or agreement it has been Disclosed and there has been no default by the Company in the performance or observance of any of the provisions thereof.

10.3         Condition of assets

The plant and machinery (including fixed plant and machinery) and all office and other equipment shown in the Accounts or acquired since the Balance Sheet Date or otherwise used in connection with the Business which have not been disposed of in the ordinary course of business:

(a)                  do not contravene any requirement or restriction having the force of law;

(b)                 are in good repair and condition and are regularly maintained, fully serviceable and in satisfactory working order;

(c)                  are each capable of doing the work for which they were designed and/or purchased and will each be so capable (subject to fair wear and tear) during the period of time over which the value of such assets will be written down to nil in the accounts of the Company;

(d)                 are not surplus to the Company’s requirements; and

(e)                  are not dangerous, inefficient, out of date, unsuitable or in need of renewal or replacement.

10.4         Condition of stock

The Company’s stock-in-trade is in good condition and is capable of being sold by the Company in the ordinary course of business in accordance with its current price list without rebate or allowance to a buyer.

10.5         Rental payments

Rentals payable by the Company under any leasing, hire-purchase or other similar agreement to which it is a party are set out in the Disclosure Documents and have not been and are not likely to be increased and all such rentals are fully deductible by the Company for tax purposes.

11.           Insurance

11.1         Extent of insurance

All the assets of the Company which are of an insurable nature are and have at all material times been fully insured to their full replacement value with a well established and reputable insurer against fire and all other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature to those of the Company and the Company is and has at all material times been adequately covered against all legal liability and risks normally insured against by such companies (including liability to employees or third parties for personal injury or loss or damage to property, product liability and loss of profit and liability to third parties in respect of errors or omissions in the provision of any professional services by the Company).

11.2         Premiums and claims

Particulars of all policies of insurance of the Company now in force have been Disclosed and such particulars are true and correct and all premiums due on such policies have been duly paid and all such policies are valid and in force. So far as the Sellers and the Company are aware there are no circumstances and there is no action which the Company has or has not taken in relation to a claim that would otherwise be payable under the policy which might lead to a repudiation of any such policy or to any liability under such insurance being avoided by the insurers in relation to a claim that would otherwise be payable under the policy or to the premiums being increased. There is no claim outstanding under any such policies and so far as the Sellers are aware there are no circumstances likely to give rise to such a claim.

12.           Litigation

12.1         Litigation and arbitration proceedings

(a)                  Save as claimant in the collection of debts (not exceeding £10,000 in the aggregate) arising in the ordinary course of business, the Company is not now engaged in any litigation or arbitration proceedings and there are no lawsuits or arbitration proceedings pending or threatened by or against the Company or any person for whose acts or defaults the Company may be vicariously liable.

(b)                 The Company has not, in the last 3 years preceding the date of this agreement, been involved in any litigation, arbitration or material dispute with any person who is or was a supplier, or customer, of importance to the Company or the Business, or where such litigation, arbitration or dispute resulted in adverse publicity or loss of goodwill.

(c)                  There is no matter or fact in existence which might give rise to any legal proceedings or arbitration involving the Company, including any which might form the basis of any criminal prosecution against the Company.

12.2         Injunctions, etc

No injunction or order for specific performance has been granted against the Company.

12.3         Orders and judgments

The Company is not subject to any order or judgment given by any court or governmental agency which is still in force and has not given any undertaking to any court or to any third party arising out of any legal proceedings.

13.           Licences

13.1         General

The Company has all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of the Business and in the manner in which the Business is now carried on and all such licences, permits, consents and authorities are valid and subsisting and the Sellers know of no reason why any of them should be suspended, cancelled or revoked whether in connection with the sale to the Buyer or otherwise and, so far as the Sellers are aware, there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities and the Company is not restricted by contract from carrying on any activity in any part of the world.

13.2         Financial Services and Markets Act 2000

The Company does not carry on, nor does it purport to carry on, nor has it at any time since 28 April 1988 carried on, or purported to carry on, in the United Kingdom investment business within the meaning of section 1, Financial Services Act 1986 or any regulated activity within the meaning of section 22, Financial Services and Markets Act 2000 nor has it contravened any provision of either of those Acts.

13.3         Data Protection Act 1998

(a)                  The Company has registered or applied to register itself under the Data Protection Act 1998 in respect of all registrable personal data held by it, and all due and requisite fees in respect of such registrations have been paid.

(b)                 The details contained in such registrations or applications are correct, proper and suitable for the purpose(s) for which the Company holds or uses the personal data which are the subject of them, and the contents of all such registrations or applications have been made available to the Buyer.

(c)                  All personal data held by the Company has been held in accordance with the data protection principles and there has been no unauthorised disclosure of such personal data.

(d)                 There are no outstanding enforcement, deregistration or transfer prohibition notices or any other nature of notice under the Data

Protection Act 1998 currently outstanding against the Company, nor is there any outstanding appeal against such notices. The Sellers are not aware of any circumstances which may give rise to the giving of any such notices to the Company.

(e)                  There are no unsatisfied requests to the Company made by data subjects in respect of personal data held by the Company, nor any outstanding applications for rectification or erasure of personal data.

(f)                  There are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data nor is any personal data held by the Company inaccurate, nor has the Company lost or made any unauthorised disclosure of any such data.

(g)                 Without prejudice to the specific provisions above, the Company and its employees have complied in all respects with the requirements of the Data Protection Acts 1984 and 1998.

14.           Trading

14.1         Tenders, etc

No offer, tender or the like is outstanding (the value of which to the Company could exceed £10,000 in any year) which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

14.2         Delegation of powers

There are in force no powers of attorney given by the Company other than to the holder of an Encumbrance (which has been Disclosed) solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.

14.3         Consequence of acquisition of Shares by Buyer

The acquisition of the Shares by the Buyer or compliance with the terms of this agreement will not:

(a)                  cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

(b)                 relieve any person of any obligation to the Company (whether contractual or otherwise) or legally entitle any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right, whether under an agreement with, or otherwise in respect of, the Company;

(c)                  conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company or of its memorandum or articles of association;

(d)                 result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity;

(e)                  so far as the Warrantors are aware, cause any of the three employees of the Company to leave employment; or

(f)                  conflict with, violate or result in a breach of any law, regulation, order, decree, claim form or application notice applicable to the Company, or entitle any person to receive from the Company any finder’s fee, brokerage or other commission, and, so far as the Sellers are aware, the attitude or actions of clients, customers and suppliers with regard to the Company will not be prejudicially affected thereby.

14.4         Guarantees and warranties

The Company has not given any guarantee or warranty or made any representation in respect of articles or trading stock, sold or contracted to be sold by it, save for any warranty or guarantee implied by law and (save as aforesaid) has not accepted any liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or stock that would apply after any such article or stock has been delivered by it.

14.5         Competition/Anti-trust

The Company is not and has not been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not legally binding) or in the pursuit of any course of conduct which is or was or may be:

(a)                  registrable but not properly registered under the Restrictive Trade Practices Act 1976 or capable of giving rise to an investigation by the Office of Fair Trading or a reference to the Competition Commission under the provisions of the Fair Trading Act 1973;

(b)                 infringing or capable of infringing Article 81 or Article 82 of the EC Treaty or section 2 or section 18 of the Competition Act 1998;

(c)                  in contravention of the Consumer Credit Act 1974, the Trade Descriptions Act 1968, the Resale Prices Act 1976, the Competition Act 1980, the Consumer Protection Act 1988, or any other provision of the Competition Act;

(d)                 is otherwise registrable, unenforceable or void or capable of rendering the Company or any of its officers liable to administrative, civil or criminal proceedings under any anti-trust, trade regulation or similar legislation in any jurisdiction where the Company carries on business;

(e)                  the subject of any investigation by any competent anti-trust authority or any litigation proceedings in respect of any provision of any anti-trust legislation, trade regulation or similar legislation in any jurisdiction; or

(f)                  subject to any undertakings / to any Competent anti-trust authority or other Competent body in any jurisdiction.

14.6         Restrictions on trading

The Company is not and has not been a party to any agreement, arrangement, understanding or practice restricting the freedom of the Company to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit.

14.7         Possession of records

(a)                  All title deeds and agreements to which the Company is a party and all other documents owned by, or which ought to be in the possession of or held unconditionally to the order of, the Company are in the possession of the Company.

(b)                 The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

14.8         Business names

The Company does not use on its letterhead, books or vehicles or otherwise carry on the Business under any name other than its corporate name.

14.9         Unlawful acts

Neither the Company nor any officer has been prosecuted for any criminal, illegal or unlawful act connected with the Company.

14.10       Inducements

No officer or employee of the Company has (in connection with the Business or otherwise) directly or indirectly offered, given, procured or received any gift, loan, fee, reward, advantage or other consideration which:

(a)                  is deemed illegal under the Prevention of Corruption Acts 1889 to 1916 and/or Part 12 of the Anti-terrorism, Crime and Security

Act 2001, or which has contravened, or was intended to result in the contravention of, the laws of any jurisdiction; or

(b)                 (whether or not it is lawful) is in the nature of a bribe, influence payment or kickback or similarly has an ulterior or covert purpose;

or has agreed, conspired or attempted to, or assisted any other person to, do any such thing.

15.           Contracts

                15.1         Material Contracts

The Company is not a party to any material contracts other than the QCMD Contract, the Development Agreement with Argene SA and the Partnership Agreement with TPLD each of which have been Disclosed.

15.2         The terms of all contracts of the Company have been complied with by the Company and so far as the Warrantors are aware by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by the Company or by the other parties under any such contract.

15.3         There are no outstanding claims, separately or in the aggregate, of material amounts against the Company on the part of the customers or other parties in respect of defects in quality or delays in deliver or completion of contracts of deficiencies of design or performance or otherwise relating to liability for goods or services or supplied by the Company and no such claims are threatened or anticipated and so far as the Warrantors are aware there is no matter or fact in existence in relation to goods or services currently sold or supplied by the Company which might give rise to the same.

15.2         Agency and distribution agreements

The Company is not a party to any subsisting agency or distributorship agreement.

16.           Employees

16.1         Employees

The Company does not have any employees other than Employees and there are no claims actual, threatened or pending by any of the Employees or any former employee.

16.2         Particulars of employees

The particulars shown in the Schedule of employees comprised in the Disclosure Documents are true and complete and show in respect of each Director, officer and employee of the Company his date of birth, the date on which he commenced continuous employment with the Company for the purposes of ERA and all remuneration payable and other benefits provided or which the Company is bound to provide and all of them are engaged exclusively in the Business.

16.3         Relevant legislation

(a)                  The Company has in relation to each of its Employees and workers (and so far as relevant to each of its former employees and workers) complied with all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice affecting its employment of any persons and all relevant orders and awards made thereunder and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees and workers.

16.4         Termination of employment

No present Employee of the Company has given or received notice terminating his employment.

16.5         Disputes and claims

No dispute exists or so far as the Warrantors are aware can reasonably be anticipated between the Company and any its Employees.

17.           Health and Safety

17.1         The Business has at all times been conducted in compliance with all applicable legislation concerning health and safety matters and all and any regulations or orders made or issued under any such legislation and any relevant codes of practice, guidance notes and the like issued by government agencies (Health and Safety Legislation).

17.2         There are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or have been or are in existence in connection with the conduct of the Business which are liable to give rise to liability under the Health and Safety Legislation.

17.3         No works, repairs, construction, remedial action or expenditure is or may be required in relation to the Health and Safety Legislation in order to carry on lawfully the Business at each Property.

17.4         At no time have or has the Sellers or the Company had knowledge of and/or received any notice, claim or other communication alleging any contravention of or actual or potential liability under the Health and Safety Legislation.

18.           Pension Schemes

18.1         The Company does not have and never has had any pension scheme for the benefit of its employees other than the Qnostics Pension Plan with Scottish Widows, details of which have been Disclosed.

18.2         There are no contributions to the Qnostics Pension Plan which are due but unpaid for more than one month.

18.3         Other than benefits payable on death as Disclosed, the Qnostics Pension Plan provides only money purchase benefits within the meaning of section 181 of the Pension Schemes Act 1993.

18.4         Stakeholder pension arrangements

(a)                  The Company has complied with all obligations imposed by the Welfare Reform and Pensions Act 1999 and any regulations made under it regarding facilitating access to all of its relevant employees (as defined in the Welfare Reform and Pensions Act 1999) to a stakeholder pension arrangement.

(b)                 There is no obligation on the Company to pay contributions to a stakeholder pension arrangement in respect of any employee or officer of the Company.

(c)                  There are no claims or actions in progress or pending, nor any reason for such claims or actions involving any employee or officer of the Company in connection with a stakeholder arrangement.

19.           Intellectual Property

19.1         Ownership and rights

(a)                  The Company owns no Intellectual Property that is capable of registration;

(b)                 The only unregistered Intellectual Property of the Company comprises Know How.

(c)                  Except as set out in clause 19.1(b) above the Company does not require any further Intellectual Property in relation to the development, manufacture, marketing or sale of its products or services or in relation to any of the processes employed in the Business.

(d)                 All Know-How owned, used or exploited by the Company has been kept secret and confidential and has not been disclosed to third parties.

(e)                  The Company does not use any third party Intellectual Property.

(e)                  Nothing has been done to diminish or otherwise affect the reputation of unregistered Trade Marks owned, used or otherwise exploited by the Company.

(f)                  The Company has not licensed any of its Intellectual Property to any third party save as Disclosed.

19.2         Infringement

(a)                  The Company has not infringed and does not infringe any Intellectual Property of a third party , nor will such use or exploitation give rise to any infringement dispute, claims or proceedings against the Company.

(b)                 There are not and have not been any disputes, claims or proceedings threatened or in existence in any court or tribunal in respect of any of the Intellectual Property used or exploitated by the Company.

(c)                  There has been and is no current or anticipated infringement by any third party of any Intellectual Property of the Company.

20.           Information technology and telecommunications

20.1         Identification and ownership

(a)                  All IT Systems and all IT Contracts have been Disclosed.

(b)                 All IT Systems and data are owned by the Company, and are not wholly or partly dependent on any facilities or services not under the exclusive ownership and control of the Company.

(c)                  The Company has in its possession or in its control the source code of all Software used by it for the purposes of the Business.

20.2         Computer operation and maintenance

(a)                  So far as the Warrantors are aware all IT Systems are in good working order, function in accordance with all applicable specifications, and have been and are being properly and regularly maintained and replaced.

(b)                 The Company has full and unrestricted access to and use of the IT Systems, and no third party agreements or consents are required to enable the Company to continue such access and use following completion of the transaction contemplated by this agreement.

(c)                  All data processed using the IT Systems and/or the IT Services has been regularly archived in hard copy form. Such hard copies have been properly stored and catalogued, and are available for inspection as required by the Company from time to time.

(d)                 The Company has taken all steps necessary to ensure that its business can continue in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise).

21.           Legislation

The Company is not in breach of and has not received notice of and is not aware of any allegation of breach of the requirements of any legislation which is applicable to it.

Part 2
Taxation warranties

22.           Taxation

22.1         General

(a)                  Notices and returns

(i)                   All notices, returns, computations and registrations of the Company for the purposes of Taxation have been made punctually on a proper basis and are correct and none of them is, or is likely to be, the subject of any dispute with any Taxation Authority.

(ii)                  All information supplied by the Company for the purposes of Taxation was when supplied and remains complete and accurate in all material respects.

(b)                 Payment of Tax due

(i)                   All Taxation which the Company is liable to pay prior to Completion has been or will be so paid prior to Completion.

(ii)                  The Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of the Company’s current or preceding accounting period and neither is the Company under any obligation to do so.

(c)                  Penalties or interest on Tax

The Company has not within the period of six years ending on the date of this agreement paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA or any other Taxation Statute.

(d)                 Compliance with PAYE, national insurance contribution and Tax collection obligations

(i)                   All income tax deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made or treated as made by the Company and all amounts due to be paid to the Inland Revenue prior to the date of this agreement have been so paid, including all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such.

(ii)                  All deductions and payments required to be made under any Taxation Statute in respect of national insurance and social security contributions (including employer’s contributions) have been so made.

(iii)                 All payments by the Company to any person which ought to have been made under deduction of Tax have been so made and the Company (if required by law to do so) has accounted to the Inland Revenue for the Tax so deducted.

(iv)                Proper records have been maintained in respect of all such deductions and payments and all applicable regulations have been complied with.

(v)                 The Disclosure Documents contain details so far as they affect the Company of all current dispensations agreed with the Inland Revenue in relation to PAYE and all notifications given by the Inland Revenue under section 166, TA 88.

(e)                  Investigations

The Company has not been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and that there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made.

(f)                  Residence

The Company is and always has been resident for Taxation purposes only in the jurisdiction in which it is incorporated.

(g)                 Tax provision

Full provision or reserve has been made in the Accounts for all Taxation assessed or liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before the Balance Sheet Date, including distributions made down to such date or provided for in the Accounts and proper provision has been made in the Accounts for deferred Taxation in accordance with generally accepted accounting principles.

(h)                 Concessions and arrangements

The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before the Balance Sheet Date has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

(i)                   Anti-avoidance provisions

The Company has not entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Taxation.

(j)                   section 765, TA 88

The Company has not without the prior consent of the Treasury carried out or agreed to carry out any transaction under section 765, TA 88 which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765A(2), TA 88 (supply of information on movement of capital within the EU) and any regulations made or notice given thereunder.

(k)                  Transactions requiring clearance or consent

All particulars furnished to any Taxation Authority in connection with an application for clearance or consent by the Company or on its behalf or affecting the Company has been made and obtained on the basis of full and accurate disclosure to the relevant Taxation Authority of all relevant material facts and considerations; and any transaction for which clearance or consent was obtained, has been carried into effect only in accordance with the terms of the relevant clearance or consent.

(l)                   Calculation of Taxation liability

The Company has sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief which would arise upon a disposal or realisation on completion of each asset owned by the Company at the Balance Sheet Date or acquired by the Company since that date but before Completion.

(m)                 Claims and disclaimers

The Company has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the Accounts.

(n)                 Outstanding claims, elections and appeals

The Disclosure Documents contain full particulars of all matters relating to Taxation in respect of which the Company is or at Completion will be entitled:

(i)                   to make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute;

(ii)                  to appeal against any assessment or determination relating to Taxation;

(iii)                 to apply for a postponement of Taxation.

(o)                 sections 140A, 140D TA 88

No shares or securities have been issued by the Company to which the provisions of section 140A or 140D TA 88 have been or could be applied.

22.2         Corporation tax, including corporation tax on chargeable gains

(a)                  Base values and acquisition costs

If each of the capital assets of the Company was disposed of on the date hereof for a consideration equal to the book value of that asset in, or adopted for the purposes of, the Accounts or, in the case of assets acquired since the Balance Sheet Date, equal to the consideration given upon its acquisition, no liability to corporation tax on chargeable gains or balancing charges under the CAA would arise and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted under section 38, TCGA.

(b)                 Capital allowances

All expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of machinery, plant or buildings has qualified or will qualify (if not deductible as a trading expense for trade carried on by the Company) for writing-down allowances or industrial building allowances (as the case may be) under CAA and in relation to expenditure incurred but for which no claim has been made a claim made in the Company’s next corporation tax self-assessment return for such allowances in respect of such expenditure would not be barred by virtue of section 58(4), CAA.

(c)                  Leased assets

The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be made under sections 177 or 183, CAA in respect of such assets.

(d)                 Finance leases

The Company is not a lessee under a lease to which the provisions of Chapter 17 of Part 2, CAA apply or could apply.

(e)                  Short life assets

The Company has not made any election under section 85, CAA nor is it taken to have made such an election under section 89(4), CAA.

(f)                  Long life assets

The Company has not incurred any long-life asset expenditure within the meaning of section 90, CAA.

(g)                 Industrial buildings

None of the assets of the Company expenditure on which has qualified for a capital allowance under Part 3, CAA has at any time been used otherwise than as an industrial building or structure.

(h)                 Distributions

(i)                   No distribution within the meaning of sections 209, 210 and 211, TA 88 has been made (or will be deemed to have been made) by the Company after 5 April 1965 except dividends shown in its audited accounts and the Company is not bound to make any such distribution.

(ii)                  No elections have been made pursuant to section 246A, TA 88 in respect of any dividends and nor has the Company made a distribution to which the provisions of paragraph 2 of Schedule 7, FA 1997 have been, or could be, applied.

(iii)                 The Company has not received a dividend in respect of which the payer has made an election under section 246A, TA 88 nor a distribution to which the provisions of paragraph 2 of Schedule 7, FA 1997 have been, or could be, applied.

(i)                   Repayments of share capital

The Company has not any time after 6 April 1965 repaid, redeemed or repurchased or agreed to repay, redeem or repurchase, or granted an option under which it may become liable to purchase, any shares of any class of its issued share capital nor has the Company after that date capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Part VI, TA 88) or passed or agreed to pass any resolution to do so.

(j)                   Demergers

The Company has not been engaged in nor been a party to any of the transactions set out in sections 213 to 218 inclusive, TA 88 nor has it made or received a chargeable payment as defined in section 218(1), TA 88.

(k)                  Issues of securities

No securities (within the meaning of section 254(1), TA 88) issued by the Company and remaining in issue at the date of this agreement were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under either sections 209(2)(d), 209(2)(da) or 209(2)(e), TA 88, nor has the Company agreed to issue such securities in such circumstances.

(l)                   Capital distributions

The Company has not received any capital distribution to which the provisions of section 189, TCGA could apply.

(m)                 Land sold and leased back

The Company has not entered into any transaction to which the provisions of section 779 or 780, TA 88 have been or could be applied.

(n)                 Foreign loan interest

The Company has not since 31 March 1982 received any foreign loan interest in respect of which double taxation relief will or may be restricted under section 798, TA 88.

(o)                 Non-deductible payments

No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax by reason of the provisions of sections 74, 79, 125, 338, 339, 779 to 784 inclusive, 787 or 788, TA 88 or any other statutory provision or otherwise.

(p)                 Rent payable to connected persons

No rent is or has been payable by the Company to which the provisions of sections 33A and 33B, TA 88 could have applied prior to their ceasing to have effect.

(q)                 No unremittable income or gains

No claim has been made by the Company under sections 584, 585 or 723 TA 88 or under section 279, TCGA.

(r)                  Payments to directors, officers or employees

The Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any director or former director, officer or employee of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes, whether up to or after the Balance Sheet Date.

(s)                  Disallowance of trading losses and advance corporation tax carry forward

No change of ownership of the Company has taken place in circumstances such that section 768 (change in ownership of company: disallowance of trading losses) or section 245, TA 88 (change in ownership of company: calculation and treatment of advance corporation tax) has or may be applied to deny relief for a loss or losses incurred by the Company and within the period of three years ending with the date of this agreement there has been no major change in the nature or conduct of any trade or business (as defined in section 768 and section 245, TA 88) carried on by the Company.

(t)                  Transfer pricing

The Company is not a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or those services or facilities, neither is or was the Company a party to any transaction or arrangements to which the provisions of section 770A and Schedule 28 AA, TA 88 may apply and nor will the Company receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities.

(u)                 Transactions not at arm’s length

The Company has not disposed of or acquired any asset in circumstances falling within section 17 or 19, TCGA nor given or agreed to give any consideration to which section 128(1)(2), TCGA could apply.

(v)                 Transactions between connected persons

No allowable loss has accrued to the Company to which section 18(3), TCGA will apply.

(w)                 Chargeable debts

The Company is not owed a debt, other than a debt on a security, on the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of section 251, TCGA.

(x)                  Relief for loans to traders and qualifying corporate bonds

No claim for relief has been allowed to the Company pursuant to sections 253 and 254, TCGA in respect of any loan and no chargeable gain has or is likely to arise pursuant to section 253 (5), (6), (7) or (8) or section 254 (9) or (10), TCGA.

(y)                 Chargeable policies

The Company has not acquired benefits under any policy of assurance otherwise than as the original holder of legal and beneficial title.

(z)                  Postponement of gains relating to overseas trade

No claim or election affecting the Company has been made (or assumed to be made) under sections 140, 140C or 187 TCGA.

(aa)                Depreciatory transactions

(i)                   No allowable loss which might accrue on the disposal by the Company of any share in or security of any company is likely to be reduced by virtue of the provisions of sections 176 and 177, TCGA.

(ii)                  The Company has not been a party to any scheme or arrangement whereby the value of an asset has been materially reduced as set out in sections 30-34, TCGA.

(bb)               Restriction of straightline growth

No asset owned by the Company is subject to a deemed disposal and re-acquisition under Schedule 2, TCGA so as to restrict the extent to which the gain or loss over the period of ownership may be apportioned by reference to straightline growth.

(cc)                Other claims made by the Company

The Company has made no claim under any of the following:

(i)                   section 280, TCGA (tax on chargeable gains payable by instalments);

(ii)                  section 24(2), TCGA (assets of negligible value);

(iii)                 section 242(2), TCGA (small part disposals of land); or

(iv)                section 139, FA 1993 (deferral of unrealised exchange gains).

(dd)               Gifts

The Company has not received any assets by way of gift as mentioned in section 282, TCGA and the Company has not held, and does not hold, shares in a company to which section 125, TCGA could apply.

(ee)                Non-resident companies

(i)                   There has not accrued or arisen any income, profit or gain in respect of which the Company may be liable to corporation tax by virtue of the provisions of section 13, TCGA or Chapter IV of Part XVII, TA 88.

(ii)                  The Company has not been served with a notice in respect of the unpaid corporation tax liability of any company pursuant to section 191, TCGA.

(ff)                 Controlled foreign companies

No notice of the making of a direction under section 747, TA 88 has been received by the Company and no circumstances exist which would entitle the Inland Revenue to make such a direction or to apportion any profits of a controlled foreign company to the Company pursuant to section 752, TA 88 .

(gg)               Agent for non-residents

The Company has not been a party to any transaction or arrangement whereby it is or may hereafter become liable for Taxation under or by virtue of section 42A, TA 88 or regulations made thereunder or section 126, FA 1995.

(hh)               Profit-related pay

No scheme registered under Chapter III of Part V, TA 88 applies to the Company or any of its employees and no application for registration of a scheme so applying has been made.

(ii)                  Payment from pension funds

The Company has not received a payment out of funds held for the purposes of an exempt approved scheme in respect of which an amount is recoverable by the Inland Revenue under section 601, TA 88.

(jj)                  Claims and elections

(i)                   The Disclosure Documents contain full particulars of all claims and elections made (or assumed to be made) under sections 23, 152-162 or 165, 175, 247, 248, TCGA insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by the Company of any of its assets, and indicates which assets (if any) so affected would not on a disposal give rise to relief under Schedule 4, TCGA.

(ii)                  The Disclosure Documents contain full particulars of elections made under:

(A)             Regulation 10 of The Exchange Gains and Losses (Alternative Method of Calculating of

Gain or Loss) Regulations 1994 and whether or not such elections have been varied; and

(B)              Regulations 3 or 4 of The Local Currency Elections Regulations 1994 and each such election is still valid.

(kk)                Loan relationships

(i)                   All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81, FA 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV, FA 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.

(ii)                  The Disclosure Documents contain full particulars of any debtor relationship (within the meaning of section 103, FA 1996) of the Company which relates to a relevant discounted security (within the meaning of paragraph 3 of Schedule 13, FA 1996) to which paragraph 17 or 18 of Schedule 9, FA 1996 applies.

(iii)                 The Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of paragraph 13 of Schedule 9, FA 1996).

(iv)                The Disclosure Documents contain full particulars of:

(A)             any loan relationships to which the Company is a party to which paragraph 8 of Schedule 15, FA 1996 has applied or will apply on the occurrence of a relevant event (within the meaning of paragraph 8(2) of Schedule 15, FA 1996);

(B)              the amount of any deemed chargeable gain or deemed allowable loss that has arisen or will arise on the occurrence of such relevant event; and

(C)              any election made pursuant to paragraph 9 of Schedule 15, FA 1996.

(v)                 The Company has not entered into any transaction to which paragraph 11 of Schedule 9, FA 1996 applies.

22.3         Close companies

(a)                  Close company status

The Company has at all times been a close company within the meaning of sections 414 and 415, TA 88.

(b)                 Close investment-holding company status

The Company has not in any accounting period beginning after 31 March 1989 been a close investment-holding company as defined in section 13A, TA 88.

(c)                  Distributions

No distribution within section 418, TA 88 has ever been made by the Company.

(d)                 Loans to participators

Any loans or advances made or agreed to be made by the Company within sections 419 and 420 or 422, TA 88 have been Disclosed and the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.

22.4         Inheritance tax

(a)                  No transfers of value and associated operations

The Company has made no transfers of value within sections 94 and 202, ITA nor has the Company received a transfer of value such that liability might arise under section 199, ITA nor has the Company been party to associated operations in relation to a transfer of value as defined by section 268, ITA.

(b)                 Inland Revenue charge

There is no unsatisfied liability to inheritance tax attached to or attributable to the Shares or any asset of the Company and none of them are subject to an Inland Revenue charge as mentioned in section 237 and 238, ITA.

(c)                  Power of sale, mortgage or charge

No asset owned by the Company nor the Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212, ITA.

22.5         VAT

(a)                  Returns and payments

(i)                   The Company is a taxable person duly registered for the purposes of VAT.

(ii)                  The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, has promptly submitted accurate returns, and the Company maintains full and accurate VAT records, has never been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under sections 59 or 64, VATA nor been given a warning within section 76(2), VATA nor has the Company been required to give security under paragraph 4 of Schedule 11, VATA.

(iii)                 VAT has been duly paid or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

(b)                 Taxable supplies and input tax credit

All supplies made by the Company are taxable supplies and the Company has not been and will not be denied full credit for all input tax by reason of the operation of sections 25 and 26, VATA and regulations made thereunder or for any other reasons and no VAT paid by the Company is not input tax as defined in section 24, VATA and regulations made thereunder.

(c)                  VAT groups

The Company is not and has not been for VAT purposes a member of any group of companies other than the Group and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by H M Customs & Excise under Schedule 9A, VATA as a result of which the Company would be treated for the purposes of VAT as a member of a group.

(d)                 Transactions between connected persons

The Company has not been or agreed to be party to any transaction or arrangement in relation to which a direction has been or could be made under paragraph 1 of Schedule 6, VATA or to which paragraph 2(3A) of Schedule 10, VATA applied.

(e)                  Charge to VAT as agent or representative

The Company is not and has not agreed to become liable for VAT by virtue of section 47 and 48, VATA.

(f)                  VAT and Properties

The Company or its relevant associate for the purposes of paragraph 3(7) of Schedule 10, VATA has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10, VATA) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Documents and:

(i)                   neither the Company nor its relevant associate has any intention or obligation to exercise such an election in respect of any other of the Properties;

(ii)                  all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule

10, VATA has been given and any permission required by paragraph 3(9) of Schedule 10, VATA has been properly obtained;

(iii)                 a copy of the notification and of any permission obtained from H M Customs & Excise in connection with the election is included in the Disclosure Documents;

(iv)                no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2 (3AA) of Schedule 10, VATA;

(v)                 in no case has the Company charged VAT, whether on rents or otherwise, which is not properly chargeable; and

(vi)                the Company has not agreed to refrain from making an election in relation to any of the Properties.

(g)                 Capital goods scheme

The Company does not own and has not at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

(h)                 Bad debt relief

The Company has not made any claim for bad debt relief under section 36, VATA and details of any claim it could make have been disclosed.

(i)                   Self billing

The Company has not entered into any self billing arrangement in respect of supplies made by any other person nor has it at any time agreed to allow any such person to make out VAT invoices in respect of supplies made by the Company.

22.6         Stamp duty

(a)                  Stamp duty

All stampable documents wheresoever executed (other than those which have ceased to have any legal effect) to which the Company is a party have been duly stamped or stamped with a particular stamp denoting that no stamp duty is chargeable. Since the Balance Sheet Date there have been and are no circumstances or transactions to which the Company is or has been a party such that a liability to stamp duty or any penalty in respect of such duty will arise on the Company.

(b)                 Stamp duty reserve tax

Since the Balance Sheet Date the Company has not incurred any liability to or been accountable for any stamp duty reserve tax and there has been no agreement within section 87(1), FA 1986 which could lead to the Company incurring such a liability or becoming so accountable.

SCHEDULE 5

Limitation of Sellers’ liability

Part 1
General limitations

1.             Notwithstanding the provisions of clause 9, the Warrantors shall not be liable in respect of a breach of any of the Warranties if and to the extent that the loss occasioned thereby has been recovered under the Indemnities or the Tax Deed.

2.             The  Warrantors shall not be liable under the Warranties:

2.1           to the extent that the facts which might result in a Claim or possible Claim were Disclosed;

2.2           to the extent that the subject of the Claim is allowed or provided for or reserved in the Accounts or has been included in calculating creditors or deducted in calculating debtors in the Accounts and (in the case of creditors or debtors) is identified in the records of the Company or to the extent such matter was specifically referred to in the notes to the Accounts; or

2.3           to the extent that a Claim arises or is increased:

(a)                  wholly or partly from an act or omission occurring at the request of or with the written consent of the Buyer or (on or after Completion);

(b)                 wholly or partly from an act or omission compelled by law;

(c)                  as a result of any increase in rates of Taxation since the Balance Sheet Date; or

(d)                 wholly or partly as a result of the passing or coming into force of or any change in any enactment, law, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including extra-statutory concessions of the Inland Revenue) after the date hereof whether or not having retrospective effect.

Part 2
Limitations under the Warranties, the Tax Warranties and Tax Deed

3.             3.1           The liability of the Warrantors in respect of any Claim under the Warranties (other than the Tax Warranties):

3.1.1              shall not arise unless and until the amount of such Claim when aggregated with other claims based on essentially the same or similar facts exceeds £1,000 in respect of any single item;

3.1.2              shall not arise unless and until the amount of such Claim when aggregated with the amount of any other such claim made against the Warrantors under this agreement or under the Tax Deed exceeds £10,000 in which event all of such claim or claims shall be recoverable hereunder (and not just the excess);

3.2           Subject always to Clause 3.4 of this Part 2 the liability of the Warrantors in respect of any Claim under the Warranties shall not (when aggregated with the amount of all other claims under the Warranties) exceed 85% of the amount of the Consideration actually received by the Sellers.

3.3           The liability of the Warrantors in respect of any Claim under the Warranties (other than the Tax Warranties) shall cease on the second anniversary of Completion, except in respect of matters which have been the subject of a bona fide written Claim which is made before the relevant date and as soon as is reasonably practicable upon the Buyer becoming aware or a potential claim by or on behalf of the Buyer to the Warrantors giving reasonable details of all material aspects of the Claim including the Buyer’s bona fide estimate of the amount thereof. Any such Claim shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within six months of such notification to the Warrantors.

3.4           The liability of the Warrantors in respect of any claim under the Tax Warranties or the Tax Deed shall cease on the sixth anniversary of Completion except in respect of matters which have been the subject of a bona fide written claim which is made before the relevant date and as soon as is reasonably practicable upon the Buyer becoming aware or a potential claim by or on behalf of the Buyer to the Warrantors giving reasonable details of all material aspects of the claim including the Buyer’s bona fide estimate of the amount thereof. Any such claim shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within six months of such notification to the Warrantors.

3.5           To the extent that the Consideration is satisfied by the Subscription Shares the liability of the Warrantors hereunder shall be limited to the lower of the Issue Price and the price actually realised from the sale of the requisite number of Subscription Shares less dealing costs on the date when such a claim is settled.

3.6           Notwithstanding any other provision of this Agreement, the provisions of this Clause 3.6 to clause 3.16 inclusive shall operate to limit the liability of the Warrantors for any claim under the Warranties or the Tax Deed (“Sale Claim”) and the references to the “liability” and “liabilities” of the Warrantor shall be construed accordingly nothing contained or referred to in this Agreement shall relieve or be deemed to relieve the Buyer from its duty to the Warrantors to mitigate its loss.

3.7           In the event of the Buyer becoming aware of any claim or potential claim against it or the Company which, if successful, might result in a breach of the Warranties or claim under the Tax Deed, the Buyer shall fully and promptly notify the Warrantors of the situation. The Warrantors shall be entitled at their own expense to avoid, dispute, defend, appeal, compromise or settle such claim in the name of the person against whom the claim is made and shall be entitled to conduct on behalf of such person all negotiations and proceedings as the Warrantors consider appropriate subject to the prior consent of the Buyer not to be unreasonably withheld or delayed. The Buyer shall procure that all requisite information, documents and facilities necessary to defend any such action shall be made available to the Warrantors and professional advisers of the Warrantors promptly. The Buyer shall not accept or pay or compromise any such claim without the prior written consent of the Warrantors not to be unreasonably withheld or delayed and if such claim is accepted, paid or compromised without the prior written consent of the Warrantors, the Buyer and, the Company shall be deemed to have waived any potential Sale Claim against the Warrantors in respect of such subject matter.

3.8           The Warrantors shall have no liability in respect of Sale Claims arising from breaches of the Warranties or under the Tax Deed as follows:

3.8.1              to the extent that provision or reserve in respect of the matter or thing giving rise to such liability has been made in the Accounts;

3.8.2              in respect of which provision or reserve has been made in the Accounts which is insufficient only by reason of any increase in rates of Taxation or variation in the method of applying or calculating the rates of Taxation made on or after Completion;

3.8.3              to the extent that such liability would not have arisen but for a change in any law or in the interpretation of any law after Completion which is of retrospective effect;

3.8.4              to the extent that such liability would not have arisen but for any alteration, enactment or re-enactment of any Act of Parliament, statutory instrument or any other legislation which occurs or has effect after Completion which is of retrospective effect;

3.8.5              in respect of any matter in relation to which the Buyer has waived its rights or compromised its ability to make a Sale Claim;

3.8.6              if such liability arises as a consequence of any trading activities of the Company in the normal course of business after Completion;

3.8.7              if such liability arises in respect of any revaluation of property or assets owned by the Company after Completion;

[3.8.8             if such liability would not have arisen but for an act, or omission or transaction of the Buyer or the Company or any of their subsidiaries on or after Completion which was than otherwise in the ordinary course of the Company’s business and which the Buyer or the Company knew or ought to have known would give rise to a Sales Claim;

3.8.9              to the extent that such liability or loss suffered by the Buyer or the Company shall be used or is capable of being used by the Buyer or the Company to off-set in whole or in part any past or present liability to make payment of any Taxation;

3.8.10            if such liability arises due to any particular Taxation treatment of the Buyer or in any alteration in the Taxation treatment of the Company by the Taxation Authorities as a result of becoming a subsidiary of the Buyer pursuant to this Agreement.

3.9           The Warrantors shall not be liable in respect of any matter to the extent disclosed in the Disclosure Documents.

3.10         If any provision in the Accounts shall prove to be excessive, the amount of such over provision shall be set-off against any liability of the Warrantors for any Sale Claims.

3.11         If a Sale Claim is established, or accepted, the Warrantors shall be entitled to reduce the amount of any such Sale Claim by the amount by which :

3.11.2.1	any liability disclosed in the Accounts has been discharged or satisfied below the amount attributed to it;

3.11.2.2	any contingency provided against it in the Accounts has been ascertained and proved to be over provided for in those accounts.

3.12         In calculating the liability of the Warrantors, any Sale Claim shall be reduced by the amount, if any, which any Taxation for which the Company or the Buyer is or ought to be liable to be assessed or accountable is reduced or extinguished as a result of the matter giving rise to such liability.

3.13         In the event that the Buyer recovers any sum from any third party, including any Taxation authority, in respect of any matter for which a Sale Claim has been made and in respect of which the Warrantors has made a payment in respect of such a Sale Claim, the Buyer or the Company shall account to the Warrantors for the benefit of any such sum up to the amount received from the Warrantors.

3.14         Where a breach of the Warranties or a claim under the Tax Deed relates to any loss, damage or injury for which the Company is insured neither the Buyer nor the Company shall make any Sale Claim against the Warrantors for such a breach without first procuring that the Company or the Buyer shall have taken all necessary steps to claim against the insurers for compensation for such loss or damage or to mitigate such loss or damage. Any Sale Claim against the Warrantors shall then be limited to the amount by which the loss, damage or injury suffered by the Company or the Buyer as a result of such breach or claim shall exceed the compensation paid by the insurers to the Buyer or the Company or, where appropriate, shall be limited to the amount which the Buyer or the Company would have lost had they taken all appropriate steps to mitigate their loss provided that time periods set out in clause 3.3 and 3.4 shall be deemed to be extended in that they run from when the insurance claim has been settled

3.15         The Buyer warrants to the Warrantors that it shall, and shall procure the Company shall, take all necessary steps to mitigate the amount of any Sale Claim or to avoid circumstances which may give rise to a claim against the Company which might give rise to a Sale Claim against the Warrantors and the Buyer shall, and shall procure that the Company shall, take all reasonable steps by way of recovery or counter claim against any third parties in relation to any such claim.

3.16         The Company shall, and the Buyer shall procure that the Company shall, utilise all available Taxation relief, allowances, credits, charges, losses and any other amounts eligible for relief from Taxation and attributable to the period prior to Completion.

3.17         Any amount paid by the Warrantors to the Buyer or to the Company in respect of any Sale Claim shall be treated as a reduction in the price paid for the Sale Shares.

Part 3
Other provisions

5.             The rights of the Buyer in respect of a breach of any of the Warranties shall not be affected by Completion.

6.             This Schedule 5 which, inter alia, regulates or otherwise affects the liability of the Sellers shall remain in full force subject to the provisions of Clause 15 (limitation on assignment).

SCHEDULE 6

Completion

Part 1

1.             Sellers’ obligations

On Completion, the Sellers shall deliver to the Buyer:

1.1           certificates from each of the banks at which the Company maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business on the last Business Day prior to Completion;

1.2           the cash book balances of the Company as at Completion with statements reconciling such cash book balances and the relevant cheque books with the balances on the bank accounts of the Company as shown by the certificates referred to in paragraph 1.1;

1.3           the cheque books relating to all the bank accounts of the Company together with confirmation that no cheques have been written by the Company since preparation of the statements referred to in paragraph 1.1;

1.4           the Tax Deed duly executed as a deed by the Sellers;

1.5           transfers of the Shares duly executed by the registered holders thereof in favour of the Buyer or its nominee(s) together with the relevant share certificates in the names of such registered holders;

1.6           such waivers, consents or other documents (including any power of attorney under which any document required to be delivered under part 1 of this Schedule has been executed) in the agreed terms to enable the Buyer and its nominee(s) to be registered as the holders of the Shares;

1.7           the statutory registers and minute books (properly written up to the time immediately prior to Completion), the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name of the Company;

1.8           the Lease;

1.9           the written resignations in the agreed terms of all the Directors [except Paul Wallace]and the secretary of the Company from their respective offices, such resignations to take effect from Completion;

1.10         the written resignation of the auditors of the Company in the agreed terms to take effect from Completion containing the statements referred to in section 394(1), CA 85 that they consider there are no such circumstances as are mentioned in that section and confirming that they have deposited or shall deposit that statement in accordance with section 394(2), CA 85 at the respective registered offices of the Company; and

1.10         Service Agreements in the agreed form executed by Paul Wallace;

1.11         A termination letter from Chimera Bio to the Company in the agreed form terminating its consultancy agreement with the Company and confirming there are no sums outstanding to it.

2.             Buyer’s obligations

2.1           Pay the Initial Cash Consideration.

2.2           Pay the Subscription Amount to Holdings as payment in full by the Sellers to Holdings for the Subscription Shares.

Part 2

On Completion, the Sellers shall cause a board meeting of the Company to be held at which:

1.             the transfers referred to in 1.6 of part 1 shall be passed for registration and registered (subject to being duly stamped, which shall be at the cost of the Buyer);

2.             persons nominated by the Buyer (in the case of directors subject to any maximum number imposed by the relevant articles of association) shall be appointed additional directors and appointed secretaries

3.             the resignations referred to in 1.11 and 1.12 of part 1 shall be tendered and accepted so as to take effect at the close of the meeting;

4.             the secretary shall resign and Stephen Young shall be appointed in his place;

5.             all existing instructions and authorities to bankers shall be revoked and shall be replaced with alternative instructions, mandates and authorities in such form as the Buyer may require;

6.             the registered office shall be changed to Unit K, Tayside Software Centre, Invergowrie, Dundee, DD2 1TY

7.             the accounting reference date shall be changed to 31st March; and

8.             Messrs. Deloittes shall be appointed auditors.

SIGNED by JULIAN BAINES
For and on behalf of British Biocell International Limited

SIGNED by JULIAN BAINES
For and on behalf of BBI Holdings Plc

Signed by JAMES OWEN REID and
KAREN REID trading as CHIMERA BIO

Signed by PAUL SIDNEY WALLACE

Signed by GRAHAM CLEATOR

Signed by ANTONIUS M.A. VAN LOON

Signed by LOUISE CLEATOR

Signed by SUSAN HUMPHRIES